Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

TECHNIBUS, INC.,

TECHNIBUS, LLC,

IES INFRASTRUCTURE SOLUTIONS, LLC

and, solely for the purposes of Section 11.20 hereof,

IES HOLDINGS, INC.

Dated as of June 1, 2016

4.	Representations and Warranties of the Seller.		26
	4.1.	Organization, Power and Standing.	26
	4.2.	Authorization.	26
	4.3.	Title to Shares.	26
	4.4.	No Violation or Approval; Consents.	26

5.	Representations and Warranties of the Buyer.		27
	5.1.	Organization.	27
	5.2.	Authorization.	27
	5.3.	No Violation or Approval; Consents.	27
	5.4.	Litigation.	28
	5.5.	Available Funds; Solvency.	28
	5.6.	Brokers.	28
	5.7.	Investment Intent.	28

6.	Conditions Precedent to the Obligations of the Buyer.		29
	6.1.	Representations and Warranties.	29
	6.2.	Performance of Obligations.	29
	6.3.	Compliance Certificate.	29
	6.4.	Injunctions.	29
	6.5.	Escrow Agreement.	29
	6.6.	Indebtedness.	29
	6.7.	FIRPTA Certificate.	29

7.	Conditions Precedent to Obligations of the Seller.		30
	7.1.	Representations and Warranties.	30
	7.2.	Performance of Obligations.	30
	7.3.	Compliance Certificate.	30
	7.4.	Injunctions.	30
	7.5.	Escrow Agreement.	30

-ii-

8.	Covenants of the Parties.		30
	8.1.	Access to Premises and Information.	30
	8.2.	Conduct of Business Prior to Closing.	31
	8.3.	Confidentiality.	32
	8.4.	Preparation for Closing.	32
	8.5.	Business Records.	33
	8.6.	Directors and Officers Indemnification and Insurance.	33
	8.7.	Tax Matters.	35
	8.8.	Notification.	38
	8.9.	Change of Name.	38
	8.10.	Further Assurances.	38
	8.11.	Section 280G Matters.	39
	8.12.	Transaction Bonus Payments.	39
	8.13.	Seller Release.	39

9.	Indemnification.		39
	9.1.	Survival.	39
	9.2.	Indemnity by the Seller.	40
	9.3.	Indemnity by the Buyer.	41
	9.4.	Calculation of Losses.	41
	9.5.	Matters Involving Third Parties.	42
	9.6.	Mitigation.	43
	9.7.	Tax Treatment.	43
	9.8.	Acknowledgement by the Buyer.	43
	9.9.	Manner of Payment.	45
	9.10.	R&W Policy.	45

10.	Termination.		45
	10.1.	Termination.	45
	10.2.	Effect of Termination.	46

-iii-

11.	Miscellaneous.		47
	11.1.	Notices.	47
	11.2.	Expenses of Transaction.	48
	11.3.	Entire Agreement.	48
	11.4.	Severability.	48
	11.5.	Amendment.	48
	11.6.	Parties in Interest.	48
	11.7.	Assignment.	48
	11.8.	Governing Law.	49
	11.9.	Consent to Jurisdiction.	49
	11.10.	Waiver of Jury Trial.	49
	11.11.	Reliance.	50
	11.12.	Specific Enforcement.	50
	11.13.	No Waiver.	50
	11.14.	Negotiation of Agreement.	50
	11.15.	Representation of the Seller and its Affiliates.	51
	11.16.	Disclosure Schedules.	51
	11.17.	No Recourse Against Third Parties.	52
	11.18.	Headings.	52
	11.19.	Counterparts; Electronic Signature.	52
	11.20.	Guarantee.	53

SCHEDULES

Schedule 1.2(a) – Accounting Principles
Schedule 1.2(b) –Forward Copper Commitments
Schedule 1.2(c) – Transaction Bonus Payments
Schedule 2.5.1(a) – Sample Balance Sheet
Schedule 2.5.1(b) – Sample Working Capital Calculation
Schedule 8.2 – Conduct of Business Prior to Closing – Company
Disclosure Schedules – Company and Seller
Disclosure Schedules – Buyer

EXHIBITS

Exhibit A Escrow Agreement
Exhibit B R&W Policy

-iv-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 1st day of June, 2016, by and among (i) Technibus, Inc., a Delaware corporation (the “Company”), (ii) Technibus, LLC, a Delaware limited liability company (the “Seller”), (iii) IES Infrastructure Solutions, LLC a Delaware limited liability company and the direct and wholly-owned subsidiary of the Guarantor (the “Buyer”), and (iv) solely for the purposes of Section 11.20 hereof, IES Holdings, Inc., a Delaware corporation (the “Guarantor”).

WHEREAS, the Seller is the record and beneficial owner of all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”);

WHEREAS, the Seller desires to sell and transfer all of the Shares to the Buyer, and the Buyer desires to acquire all of the Shares, all on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to the Seller’s willingness to enter into this Agreement, the Guarantor is providing the guarantee in favor of the Seller set forth in Section 11.20 with respect to certain obligations of the Buyer under this Agreement.

NOW, THEREFORE, in consideration of these premises, the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS.

1.1. Certain Matters of Construction. For purposes of this Agreement, except as specified otherwise, the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof. The word “party” will refer to the Seller, the Company or the Buyer. The word “including” means including without limitation. The word “will” has the same meaning as the word “shall”. Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement. All references in this Agreement to monetary amounts will, unless otherwise specified, be to United States dollars.

1.2. Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings:

“Accounting Principles” means the accounting principles, policies, procedures and methodologies followed in the preparation of the Audited Financial Statements, as further described in the specific policies, procedures and methodologies set forth on Schedule 1.2(a).

“Action” means any claim, suit, litigation or action brought by or before any Governmental Authority.

“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “controlling”, “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Preamble.

“Audited Financial Statements” is defined in Section 3.5.

“Balance Sheet Time” means 11:59 p.m. New York time on the Business Day immediately preceding the Closing Date.

“Business” means the businesses conducted by the Company as of the date hereof.

“Business Day” means any day on which banking institutions in New York, New York are open for the purpose of transacting business.

“Buyer” is defined in the Preamble.

“Buyer Failure to Close” is defined in Section 10.1.6.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Authorization) and 5.6 (Brokers).

“Buyer Indemnified Parties” is defined in Section 9.2.1.

“Cash on Hand” means all cash and cash equivalents (including short-term liquid investments with maturities of ninety (90) days or less) of the Company, which will be calculated in accordance with the Accounting Principles. Notwithstanding anything to the contrary contained in this Agreement, any cash used by the Company to pay the Transaction Bonus Payments shall be included in Estimated Cash on Hand and Final Cash on Hand.

“Claim Notice” is defined in Section 9.5.1.

“Closing” is defined in Section 2.3.

“Closing Balance Sheet” is defined in Section 2.5.2.

“Closing Date” is defined in Section 2.3.

“Closing Statement” is defined in Section 2.5.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations issued thereunder.

“Company” is defined in the Preamble.

“Company Indebtedness” means the amount outstanding as of the Closing in respect of the Indebtedness of the Company pursuant to the Loan Agreement.

“Company Plan” is defined in Section 3.11.1.

“Company’s Knowledge” means the actual knowledge of Bob Gladden, Tammy Wile, Mike Baker and Keith Anthony after reasonable internal inquiry.

“Confidentiality Agreement” is defined in Section 8.1.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Escrow Agreement that are anticipated to be consummated at the Closing.

“Contract” means any legally binding contract, agreement, lease, license, instrument, note or other document or instrument (other than an Employee Plan).

“Deductible” is defined in Section 9.2.2.

“Disclosure Schedules” means the various disclosure schedules to this Agreement that are being delivered by the Company, the Seller and the Buyer in connection with the execution and delivery hereof.

“Dispute Notice” is defined in Section 2.5.3.

“Dispute Submission Notice” is defined in Section 2.5.4.

“Disputed Item” is defined in Section 2.5.3.

“D&O Indemnifiable Claim” is defined in Section 8.6.2.

“D&O Indemnified Persons” is defined in Section 8.6.1.

“D&O Indemnifying Party” is defined in Section 8.6.2.

“Employee Plan” means any written plan, program, agreement, policy or arrangement that is: (a) a Welfare Plan; (b) a pension benefit plan within the meaning of Section 3(2) of ERISA; (c) a stock bonus, stock purchase, restricted stock, stock appreciation right, profits interest or similar equity-based plan; or (d) any other material deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan, program, agreement, policy or arrangement.

“Environmental Laws” means all applicable national, federal, state, provincial and local Legal Requirements relating to pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“Escrow Agent” means Citibank N.A.

“Escrow Agreement” means an escrow agreement in substantially the form of Exhibit A, to be entered into on or prior to the Closing Date by the Buyer, the Seller and the Escrow Agent.

“Escrow Amount” means, collectively, the Indemnity Escrow Amount and the Purchase Price Adjustment Escrow Amount.

“Escrow Termination Date” is defined in Section 9.1.

“Estimated Cash on Hand Amount” is defined in Section 2.5.1.

“Estimated Closing Balance Sheet” is defined in Section 2.5.1.

“Estimated Closing Statement” is defined in Section 2.5.1.

“Estimated Company Indebtedness” is defined in Section 2.5.1.

“Estimated Transaction Bonus Payments” is defined in Section 2.5.1.

“Estimated Transaction Expenses” is defined in Section 2.5.1.

“Estimated Working Capital Amount” is defined in Section 2.5.1.

“Expiration Date” is defined in Section 10.1.4.

“Final Cash on Hand Amount” is defined in Section 2.5.5.

“Final Company Indebtedness” is defined in Section 2.5.5.

“Final Transaction Bonus Payments” is defined in Section 2.5.5.

“Final Transaction Expenses” is defined in Section 2.5.5.

“Final Working Capital Amount” is defined in Section 2.5.5.

“Financial Statements” is defined in Section 3.5.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any U.S. federal, state or local government authority, including any political subdivision thereof, and any department, court, agency or official of any of the foregoing.

“Governmental Order” means any ruling, award, decision, injunction, judgment, order or decree entered, issued or made by any Governmental Authority.

“Guaranteed Obligations” is defined in Section 11.20.1.

“Guarantor” is defined in the Preamble.

“Hazardous Substance” means (a) “hazardous substance” (as defined in 42 U.S.C. § 9601(14)), (b) “hazardous waste” (as defined in 42 U.S.C. § 6903(5)), and (c) any other material, substance, or waste to which liability or standards of conduct are imposed under Environmental Laws.

“Income Tax” means any Tax measured in whole or in part by income or gains (or similar Tax imposed in lieu thereof).

“Indebtedness” means with respect to any Person, and without duplication, all outstanding obligations of such Person (a) in respect of indebtedness for borrowed money, (b) evidenced by notes, debentures or similar instruments, (c) in respect of any earn-out or other deferred purchase price for the acquisition by such Person of any business, property or other Person, but excluding any ordinary trade accounts payable or accruals incurred in the ordinary course of business which are captured in the accounts payable and/or accrued expenses of the Company, (d) in respect of letters of credit, solely to the extent drawn upon by third parties, (e) as lessee under leases recorded as capital leases in accordance with GAAP in accordance with the Accounting Principles, (f) any interest rate swap, currency or other hedging agreement, or derivative transaction and (g) with respect to guarantees of obligations of the types described in clauses (a) through (f) above of any other Person; provided that, in no event shall Indebtedness include any liabilities in respect of forward commitments to purchase copper. A summary of the Company’s open forward copper commitments as of March 31, 2016 is set forth on Schedule 1.2(b).

“Indemnified Party” means with respect to any claim for indemnification pursuant to Section 9, each Buyer Indemnified Party or Seller Indemnified Party asserting such claim (or on whose behalf such claim is asserted) under Section 9.2 or 9.3, as the case may be.

“Indemnifying Party” means, with respect to any claim for indemnification pursuant to Section 9, the party or parties against whom such claim has been asserted.

“Indemnity Agreement” is defined in Section 8.6.1.

“Indemnity Escrow Amount” means $450,000.

“Indemnity Escrow Funds” means, as of any date of determination, the excess (if any) of the Indemnity Escrow Amount (including accrued interest or earnings thereon) over the sum of all distributions and other payments to any Person from the Indemnity Escrow Sub-Account paid pursuant to the terms of the Escrow Agreement on or prior to such date of determination.

“Indemnity Escrow Sub-Account” is defined in Section 2.4.1(e).

“Independent Referee” means Deloitte; provided that, if Deloitte is unable or unwilling to serve as Independent Referee, and the Buyer and the Seller are unable to agree on another independent and nationally recognized firm with expertise in disputes of the type contemplated by Section 2.5 within fifteen (15) Business Days of receiving notice that Deloitte will not serve as Independent Referee, the Buyer and the Seller shall each nominate such a firm, and the two firms so nominated shall nominate a third such firm, with such third firm to serve as the Independent Referee.

“Insurance Proceeds” is defined in Section 9.4.

“Intellectual Property” means patents, trademarks, trade names, service marks, copyrights and all pending applications for and registrations of any of the foregoing, domain names, trade secrets and other proprietary intellectual property rights recognized under applicable law.

“Interim Financial Statements” is defined in Section 3.5.

“Leases” is defined in Section 3.9.2.

“Legal Requirement” means any federal, state or local statute, law, ordinance, code, rule or regulation from a Governmental Authority.

“Lien” means any mortgage, pledge, lien, security interest, encumbrance or restriction on transfer.

“Loan Agreement” means the Amended and Restated Loan Agreement, dated as of May 29, 2013, by and among the Company, BMO Harris Bank N.A., as administrative agent, and the lenders party thereto, as amended by the First Amendment to Amended and Restated Loan Agreement, dated as of August 6, 2015.

“Losses” means actual losses, damages, awards, fines, penalties, expenses, fees, costs and amounts paid in settlement in accordance with this Agreement (including reasonable fees and expenses of counsel) incurred or suffered by an Indemnified Party, but excluding any and all amounts in respect of lost profits or earnings (or damages or losses calculated as a multiple of earnings or some other financial measure), loss of business reputation or opportunity or business interruption loss, loss of revenue, and any incidental, indirect, consequential, special, exemplary or punitive damages (other than punitive damages payable by such Indemnified Party pursuant to Third Party Claims).

“Material Adverse Effect” means any material adverse effect on, or material adverse change in, the business, financial condition or results of operations of the Company, taken as a whole; provided, however, that any such change or effect caused by or resulting from any of the following shall not be considered, and shall not be taken into account in determining the existence of, a “Material Adverse Effect”: (i) the announcement, pendency or consummation of the Contemplated Transactions, or the execution of this Agreement or the performance of obligations hereunder, including the impact of any of the foregoing on relationships with customers, suppliers, sales representatives, employees or independent contractors, (ii) conditions affecting the global economy or the financial, credit, commodities or capital markets as a whole, or generally affecting the industries in which the Company conducts its business, (iii) any change in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) any change in, adoption of, or change in the interpretation of any applicable Legal Requirement or GAAP, (v) any national or international political or social conditions, including the engagement or continuation by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) pandemics, earthquakes, hurricanes, tornados, floods or other natural disasters, (vii) any such change or effect that is cured by or on behalf of the Company before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 10, (viii) the failure by the Company to meet any revenue or earnings projections, forecasts or predictions (provided, that clause (viii) shall not prevent a determination that any effect or change underlying such failure has resulted in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (ix) any action taken by, or with the written consent of, the Buyer or any of its Affiliates with respect to the Contemplated Transactions or with respect to the Company or (x) any such change or effect that is caused by any delay in consummating the Closing as a result of (A) any violation or breach by the Buyer of any covenant, agreement, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition set forth in Section 7, (B) the institution of any Action challenging the validity or legality, or seeking to restrain the consummation of, the Contemplated Transactions by any Governmental Authority or third party, or (C) the Buyer’s failure to consent to any of the actions restricted by Section 8.2; except, in the case of the foregoing clauses (ii), (iii), (v) and (vi), to the extent such changes or effects would have a materially disproportionate effect on the Company compared to other Persons in the industries and geographic regions in which the Company conducts its business.

“Material Contract” is defined in Section 3.14.1.

“Nonparty Affiliate” is defined in Section 11.17.

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation, organization or formation of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization of such Person.

“Permits” means all permits, licenses, franchises and authorizations from Governmental Authorities that are necessary to the conduct of the Company’s business or operations as presently conducted.

“Permitted Liens” means (a) Liens for Taxes, special assessments or other governmental and quasi-governmental charges not yet due and payable or the amount or validity of, which is being contested in good faith, (b) landlords’, warehousepersons’, mechanics’, materialmens’ statutory or carriers’ Liens to secure claims for labor, material or supplies and other similar Liens arising or incurred in the ordinary course of business for amounts that are not delinquent, (c) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (d) zoning, building, entitlement and other land use regulations or restrictions, (e) the interests of the Company’s lessor in its leased real property, (f) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of the property related thereto, (g) restrictions on the ownership or transfer of securities arising under applicable securities laws, (h) Liens disclosed on the Interim Financial Statements or in the notes thereto, or (i) Liens securing liabilities under the Loan Agreement, only to the extent they are released pursuant to the pay-off letter to be delivered pursuant to Section 6.6.

“Person” means any natural person or any corporation, partnership, limited liability company, other legal entity or Governmental Authority.

“Post-Closing Tax Period” means any taxable period or portion thereof beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Purchase Price” is defined in Section 2.2.

“Purchase Price Adjustment Escrow Amount” means $750,000.

“Purchase Price Adjustment Escrow Sub-Account” is defined in Section 2.4.1(e).

“R&W Policy” means that certain Representations & Warranties Insurance Policy to be obtained by the Buyer from Concord Specialty Risk on the Closing Date in the form attached hereto as Exhibit B and that is being conditionally bound as of the date hereof. The Buyer and Seller shall each be responsible for fifty percent (50%) of the cost of the premium of the R&W Policy (it being understood that the Seller’s share of the cost shall be treated as a Transaction Expense).

“R&W Policy Amount” means, as of any date of determination, the excess (if any) of $5,000,000 (i.e., the total coverage amount under the R&W Policy) over the sum of all distributions to any Buyer Indemnified Party paid pursuant to the terms of the R&W Policy on or prior to such date.

“Records” is defined in Section 8.1.

“Reference Balance Sheet” is defined in Section 3.5.

“Reference Balance Sheet Date” is defined in Section 3.5.

“Representative” means, with respect to any Person, any director, officer or employee of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.

“Response Action” means an environmental investigation, monitoring, clean-up, containment, restoration, removal or other corrective or response action.

“Schedules Notice” is defined in Section 8.8.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Power and Authorization), 3.2 (Organization), 3.3 (Capitalization), 3.19 (Brokers), 4.1 (Organization, Power and Standing), 4.2 (Authorization) and 4.3 (Title to Shares).

“Seller Fundamental Representation Termination Date” is defined in Section 9.1.

“Seller Indemnified Parties” is defined in Section 9.3.

“Seller” is defined in the Preamble.

“Shares” is defined in the Recitals.

“Solvent” means, with respect to any Person, that (i) the sum of the assets, at a fair market valuation, of such Person and its Subsidiaries (on a consolidated basis) and of each of them (on a stand-alone basis) exceeds their respective liabilities, (ii) each of such Person and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred, debts or other liabilities beyond its ability to pay such debts and other liabilities as such debts and other liabilities mature or become due and (iii) each of such Person and its Subsidiaries (on a consolidated basis) and each of them (on a stand-alone basis) does not have an unreasonably small amount of capital for the business in which it is engaged or will be engaged.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first Person.

“Tax” means any United States federal, state or local, or any foreign, income, franchise, profits, gross receipts, license, ad valorem, net worth, value added, sales, use, real or personal property, payroll, withholding, employment, social security, excise, environmental, customs duties, stamp, registration, alternative and add-on minimum tax payable to any Taxing Authority and including all interest, penalties, additional taxes and additions to tax imposed with respect thereto.

“Tax Proceeding” is defined in Section 8.7.5.

“Tax Returns” means returns, reports, forms and information statements required to be filed with a Taxing Authority reporting liability for Taxes, including any schedules or attachments thereto and including any amendment thereof.

“Taxing Authority” means any United States, federal, state, local or any foreign or other governmental agency responsible for the imposition, assessment or collection of any Tax.

“Third Party Claim” is defined in Section 9.5.1.

“Transaction Bonus Payments” means the bonus and other compensatory payments that become payable by the Company solely as a result of the consummation of the Contemplated Transactions, as set forth on Schedule 1.2(c).

“Transaction Expenses” means all out-of-pocket fees, costs and expenses incurred or otherwise payable by the Company in connection with the negotiation, documentation and consummation of the Contemplated Transactions, including such fees and expenses of Ropes & Gray LLP, Fidus Partners, LLC, and PricewaterhouseCoopers LLP, in each case to the extent incurred but unpaid as of the Closing.

“Transaction Tax Benefits” means any reduction in amounts paid in cash with respect to Taxes for a Post-Closing Tax Period (including by way of any Tax refund (including by reason of estimated Taxes) or any Tax credit (received in lieu of a refund) of the Buyer or its Affiliates (including the Company)) resulting from a Transaction Tax Deduction or a carryback or carryforward thereof, determined on a “with or without” basis.

“Transaction Tax Deductions” means any Tax deductions relating to (i) any pay down or satisfaction of Company Indebtedness or other Indebtedness, (ii) the payment or incurrence of any Transaction Expenses or Transaction Bonus Payments and (iii) any other deductible payments attributable to the Contemplated Transactions economically borne by the Seller. For this purpose, any success-based fees shall be treated as deductible in accordance with Rev. Proc. 2011-29.

“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the Contemplated Transactions.

“Welfare Plan” means a welfare benefit plan within the meaning of Section 3(1) of ERISA.

“Working Capital” means (i) the current assets of the Company (consisting solely of those asset account line items specified on Schedule 2.5.1(b)), excluding all Cash on Hand and Income Tax assets, minus (ii) the current liabilities of the Company (consisting solely of liability account line items as specified on Schedule 2.5.1(b)), excluding any amounts payable in respect of Transaction Expenses, Transaction Bonus Payments, Company Indebtedness, and Income Tax liabilities, in each case determined in accordance with the Accounting Principles on a consolidated basis.

“Working Capital Target” means $7,502,876.

2.	THE TRANSACTION.

2.1. Purchase and Sale of the Shares. At the Closing, and subject to the terms and conditions set forth in this Agreement, the Seller shall sell, transfer and deliver to the Buyer, free and clear of all Liens, and the Buyer shall purchase from the Seller, the Shares.

2.2. Purchase Price. The aggregate consideration for the purchase and sale of the Shares pursuant to this Agreement will be an amount in cash (such aggregate consideration, the “Purchase Price”) calculated as follows:

2.2.1. $45,000,000;

2.2.2. minus the Company Indebtedness;

2.2.3. minus the amount of the Transaction Expenses to be paid at the Closing pursuant to Section 2.4.1(c);

2.2.4. minus the amount of the Transaction Bonus Payments;

2.2.5. plus the Estimated Cash on Hand Amount;

2.2.6. plus the amount, if any, by which the Estimated Working Capital Amount exceeds the Working Capital Target; or minus the amount, if any, by which the Estimated Working Capital Amount is less than the Working Capital Target.

The Purchase Price shall be subject to adjustment in accordance with the terms of this Agreement, including in accordance with Section 2.5.

2.3. The Closing. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Shares pursuant to this Agreement (the “Closing”) shall take place at 8:00 a.m. (local time) at the offices of Ropes & Gray LLP, 191 North Wacker Drive, 32nd Floor, Chicago, Illinois 60606, as promptly as practicable following, but in no event later than the third (3rd) Business Day following, the satisfaction or waiver of each of the conditions set forth in Sections 6 and 7 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as the Buyer and the Seller may agree in writing (the day on which the Closing takes place, the “Closing Date”). Subject to the provisions of Section 10, the failure of any party to consummate the Closing on the date and time determined pursuant to this Section 2.3 shall not result in the termination of this Agreement and shall not relieve such party of any obligation under this Agreement.

2.4. Closing Deliveries and Payments.

2.4.1. Buyer Closing Deliveries and Payments. At the Closing, the Buyer shall deliver or cause to be delivered the following:

(a) to the Seller, by wire transfer of immediately available funds to an account designated in writing by the Seller (or by the Company on behalf of the Seller) to the Buyer not less than two (2) Business Days prior to the Closing Date, an amount in cash equal to (i) the Purchase Price, minus (ii) the Escrow Amount;

(b) to accounts specified by the Company at least two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to discharge in full any outstanding amount of Indebtedness of the Company pursuant to the Loan Agreement;

(c) to accounts specified by the Company at least two (2) Business Days prior to the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to pay in full the Transaction Expenses;

(d) [intentionally omitted]

(e) to the Escrow Agent, by wire transfer of immediately available funds, the Purchase Price Adjustment Escrow Amount (to be held in a separate sub-account referred to herein as the “Purchase Price Adjustment Escrow Sub-Account”) and the Indemnity Escrow Amount (to be held in a separate sub-account referred to herein as the “Indemnity Escrow Sub-Account”); and

(f) the various certificates, instruments and documents referred to in Section 7.

2.4.2. Company Closing Deliveries. At the Closing, the Company shall deliver or cause to be delivered to the Buyer, the various certificates, instruments and documents referred to in Section 6.

2.4.3. Seller Closing Deliveries. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer, a certificate representing the Shares, duly endorsed (or accompanied by duly executed transfer powers) for transfer to the Buyer.

2.5. Purchase Price Adjustment.

2.5.1. Estimated Balance Sheet and Estimated Closing Statement. The Company will in good faith prepare and deliver, or cause to be prepared and delivered, to the Buyer not later than three (3) Business Days prior to the Closing Date, (a) an estimated consolidated balance sheet of the Company (the “Estimated Closing Balance Sheet”) as of the Balance Sheet Time, and (b) a written statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimates of (i) Transaction Expenses (listed by payee) (the “Estimated Transaction Expenses”), (ii) Transaction Bonus Payments (listed by payee) (the “Estimated Transaction Bonus Payments”), (iii) Company Indebtedness (the “Estimated Company Indebtedness”), (iv) Working Capital (the “Estimated Working Capital Amount”) and (v) Cash on Hand (the “Estimated Cash on Hand Amount”), in the case of clauses (iv) and (v), as of the Balance Sheet Time as derived from the Estimated Closing Balance Sheet in accordance with the Accounting Principles. The Estimated Closing Balance Sheet, Estimated Transaction Bonus Payments, Estimated Transaction Expenses, Estimated Company Indebtedness, Estimated Working Capital Amount and Estimated Cash on Hand Amount set forth in the Estimated Closing Statement (x) will be prepared in accordance with the definitions thereof and, solely in the case of the Estimated Closing Balance Sheet, Estimated Company Indebtedness, Estimated Working Capital Amount and Estimated Cash on Hand Amount, the Accounting Principles in a manner and on a basis consistent with the preparation of the sample balance sheet attached as Schedule 2.5.1(a) hereto (which, solely for illustration purposes, assumes the Closing occurred on December 31, 2015) and (y) will solely be based on facts and circumstances as they exist prior to Closing and disregard any and all effects on the assets and liabilities of the Company as a result of the Contemplated Transactions (including any financing arrangements entered into by the Buyer or any of its Affiliates in connection with the Contemplated Transactions).

2.5.2. Closing Balance Sheet and Closing Statement. As promptly as practicable, but in any event within forty-five (45) days after the Closing Date, the Buyer will in good faith prepare or cause to be prepared, and will provide to the Seller, a consolidated balance sheet of the Company as of the Balance Sheet Time (the “Closing Balance Sheet”), together with a written statement (the “Closing Statement”) setting forth in reasonable detail the Buyer’s proposed determinations of (i) Transaction Expenses, (ii) Transaction Bonus Payments, (iii) Company Indebtedness, (iv) Working Capital and (v) Cash on Hand, in the case of clauses (iv) and (v), as of the Balance Sheet Time as derived from the Closing Balance Sheet in accordance with the definitions thereof and the Accounting Principles. The Closing Balance Sheet and the Closing Statement (a) will be prepared in accordance with the Accounting Principles on a basis and in a manner consistent with the preparation of the Estimated Closing Balance Sheet and the Estimated Closing Statement and (b) will solely be based on facts and circumstances as they exist prior to Closing and disregard (i) any and all effects on the assets and liabilities of the Company as a result of the Contemplated Transactions (including any financing arrangements entered into by the Buyer or any of its Affiliates in connection with the Contemplated Transactions) and (ii) any of the plans, transactions or charges which the Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or its business or assets, or any facts or circumstances that are unique or particular to the Buyer or any of its assets or liabilities.

2.5.3. Dispute Notice. The Closing Balance Sheet and the Closing Statement (and the proposed determinations of the Transaction Expenses, Transaction Bonus Payments, Company Indebtedness, Working Capital and Cash on Hand reflected on the Closing Statement) will be final, conclusive and binding on the parties unless the Seller provides a written notice (a “Dispute Notice”) to the Buyer no later than forty-five (45) days after delivery of the Closing Balance Sheet and the Closing Statement setting forth in reasonable detail any item(s) or amount(s) on the Closing Balance Sheet and/or the Closing Statement that are disputed by the Seller (each, a “Disputed Item”), provided that, in the event that the Buyer or the Company does not provide any papers or documents reasonably requested by the Seller or one of its authorized representatives within five (5) days of the request therefor (or such shorter period as may remain in such forty-five (45) day period), such forty-five (45) day period shall be extended by one day for each additional day required for the Buyer or the Company to fully respond to such request. Any item or amount on the Closing Balance Sheet or the Closing Statement to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties. The Buyer shall provide, and shall cause the Company to provide, the Seller and its Representatives with access to, and the opportunity to make copies of, the work papers and other materials used or considered by the Buyer in the preparation of the Closing Balance Sheet and the Closing Statement, and reasonable access to personnel and Representatives of the Buyer and the Company who assisted or were consulted in the preparation of the Closing Balance Sheet and the Closing Statement.

2.5.4. Resolution of Disputes. The Buyer and the Seller will attempt to resolve the Disputed Items in good faith during the twenty (20) day period following delivery of the Dispute Notice and all such discussions will (unless otherwise agreed by the Buyer and the Seller) be governed by Rule 408 of the Federal Rules of Evidence and any comparable applicable state rule. Disputed Items resolved in writing by the Seller and the Buyer within the twenty (20) day period will be final, conclusive and binding on the parties. If the Buyer and the Seller are unable to resolve all Disputed Items in the Dispute Notice within such twenty (20) day period, either the Buyer or the Seller may provide written notice to the other (the “Dispute Submission Notice”) that such party is submitting any remaining Disputed Items for resolution to the Independent Referee. The Buyer and the Seller shall enter into a customary engagement letter with the Independent Referee. The Buyer and the Seller will use their commercially reasonable efforts to cause the Independent Referee to render its decision as soon as practicable (but in any event within thirty (30) days) after the submission to the Independent Referee of their respective proposed final calculations of the Disputed Items (which the Buyer and the Seller shall submit to the Independent Referee not later than ten (10) days following the giving of the Dispute Submission Notice). Each of the Buyer and the Seller shall, and the Buyer shall cause the Company to, use reasonable best efforts to comply with all reasonable requests by the Independent Referee for access to their respective work papers, information, books, records and similar items, personnel and Representatives. The Independent Referee will review such final calculations of the Disputed Items and render a final determination of all Disputed Items in accordance with this Agreement, provided that the Independent Referee’s final determination with respect to each Disputed Item shall be within the range of the proposed final calculations of such Disputed Item as presented in the Buyer’s Closing Balance Sheet and/or Closing Statement pursuant to Section 2.5.2 and the Seller’s Dispute Notice pursuant to Section 2.5.3. The Buyer and the Seller each shall be entitled to make a written submission to the Independent Referee (which need not be provided to the other party) in support of its respective proposed final calculations of the submitted Disputed Items, provided that such submissions shall be submitted within twenty (20) days after the submission to the Independent Referee of such proposed final calculations of the submitted Disputed Items. The Independent Referee’s determination will be (a) in writing and shall include a reasonably detailed statement of the basis for the Independent Referee’s decision, (b) furnished to each of the Buyer and the Seller as soon as practicable (but in any event within thirty (30) days) after the Seller’s and the Buyer’s respective final calculations of the Disputed Items have been submitted to the Independent Referee, (c) limited in scope to the Disputed Items and (d) final, conclusive and binding on the parties, and judgment on such decision may be entered in any court of competent jurisdiction. The fees and expenses of the Independent Referee shall be borne by (i) the Seller, on the one hand, and (ii) the Buyer, on the other hand, based on the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by the parties in aggregate, and such allocation of fees and expenses shall be calculated by the Independent Referee and such calculation shall be final and binding on the parties. By way of illustration, (x) if the Buyer’s calculations would have resulted in a $1,000,000 net payment to the Buyer, and the Seller’s calculations would have resulted in a $1,000,000 net payment to the Seller and the Independent Referee’s final determination results in an aggregate net payment of $500,000 to the Seller, then the Buyer and the Seller shall pay 75% and 25%, respectively, of such fees and expenses and (y) if each of such parties’ calculations differs from the Independent Referee’s calculation by $1,000,000, the Buyer and the Seller shall split such fees and expenses evenly. At any time the Buyer and the Seller may agree to settle any objections raised in the Dispute Notice, including any Disputed Items submitted to the Independent Referee, which agreement shall be in writing and final, conclusive and binding upon all of the parties hereto with respect to the subject matter of any such objection so resolved; provided that, the parties shall promptly provide a copy of such agreement to the Independent Referee and instruct the Independent Referee not to resolve such Disputed Item, it being agreed that if the Independent Referee nonetheless resolves such Disputed Item for any reason, the agreement of the parties shall control.

2.5.5. Post-Closing Purchase Price Adjustment. As promptly as possible, but in any event no later than the fifth (5th) Business Day following the final determination, in accordance with Section 2.5.3 and/or Section 2.5.4, of Transaction Expenses, Transaction Bonus Payments, Company Indebtedness, Working Capital and Cash on Hand (respectively, the “Final Transaction Expenses”, “Final Transaction Bonus Payments”, “Final Company Indebtedness”, “Final Working Capital Amount” and “Final Cash on Hand Amount”), a Purchase Price adjustment shall be made as follows:

(a) if (i) the sum of (A) the Final Working Capital Amount, plus (B) the Final Cash on Hand Amount, minus (C) the Final Transaction Expenses, minus (D) the Final Transaction Bonus Payments, minus (E) the Final Company Indebtedness is less than (ii) the sum of (A) the Estimated Working Capital Amount, plus (B) the Estimated Cash on Hand Amount, minus (C) the Estimated Transaction Expenses, minus (D) the Estimated Transaction Bonus Payments, minus (E) the Estimated Company Indebtedness, then the Purchase Price will be reduced by an amount equal to such shortfall, and such shortfall amount shall be paid to the Buyer from the Purchase Price Adjustment Escrow Sub-Account in accordance with the terms of the Escrow Agreement; or

(b) if (i) the sum of (A) the Final Working Capital Amount, plus (B) the Final Cash on Hand Amount, minus (C) the Final Transaction Expenses, minus (D) the Final Transaction Bonus Payments, minus (E) the Final Company Indebtedness is greater than (ii) the sum of (A) the Estimated Working Capital Amount, plus (B) the Estimated Cash on Hand Amount, minus (C) the Estimated Transaction Expenses, minus (D) the Estimated Transaction Bonus Payments, minus (E) the Estimated Company Indebtedness, then the Purchase Price will be increased by an amount equal to such excess and the Buyer will pay such excess amount to the Seller within five (5) Business Days after the determination of such excess amount by wire transfer of immediately available funds to the account specified by the Seller.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as provided in the Disclosure Schedules, the Seller and the Company represents and warrants to the Buyer as follows:

3.1. Power and Authorization. The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Company has taken all corporate actions or proceedings required to be taken by or on the part of the Company to authorize and permit the execution and delivery by the Company of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

3.2. Organization. The Company is (a) duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect.

3.3. Capitalization.

3.3.1. The entire authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.001 per share, of which 100 shares are issued and outstanding. All of such issued and outstanding shares are duly authorized, validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights.

3.3.2. There are no outstanding options, warrants or other rights of any Person to acquire any Shares or any other equity securities of, or any equity interests in, the Company, or securities exercisable or exchangeable for, or convertible into, equity securities of, or equity interests in, the Company.

3.3.3. The Company has no Subsidiaries and does not own any equity securities of or interests in any other Person.

3.4. No Violation or Approval; Consents. Except as set forth in Schedule 3.4, neither the execution and delivery of this Agreement by the Company nor its consummation of the Contemplated Transactions will:

3.4.1. require any consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not reasonably be expected to be materially adverse to the Company;

3.4.2. except as would not reasonably be expected to be materially adverse to the Company, result in a breach, violation or termination of, or acceleration of obligations under, or default under, or require the consent of any third party under, or give rise to the imposition of a Lien on any of the assets or properties of the Company under, any Material Contract to which the Company is party or Governmental Order to which the Company is subject; or

3.4.3. result in a material breach or violation of, or material default under, the Organizational Documents of the Company.

3.5. Financial Statements, Etc. The Company has furnished the Buyer with copies of: (a) the audited consolidated balance sheet of the Seller and the Company as of December 31, 2015, and the related statements of income and cash flows of the Seller and the Company for the fiscal year then ended (the “Audited Financial Statements”) and (b) the unaudited balance sheet of the Company as of March 31, 2016 (respectively, the “Reference Balance Sheet” and the “Reference Balance Sheet Date”) and the related statements of income and cash flows of the Company for such three (3) month period (the “Interim Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (i) present fairly in all material respects the financial position of the Company and the results of operations of the Company as of the respective dates thereof and for the periods covered thereby and (ii) except as disclosed in Schedule 3.5, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject to changes resulting from year end adjustments and the absence of footnote disclosures and other presentation items. Except as disclosed in Schedule 3.5, the Company has no liabilities of a type required by GAAP to be set forth on a balance sheet of the Company, except for (w) liabilities reflected or reserved against in the Financial Statements, (x) liabilities incurred in the ordinary course of business since the Reference Balance Sheet Date or in connection with the Contemplated Transactions, (y) liabilities arising pursuant to the terms of any contract to which the Company is a party that have not yet been performed and (z) liabilities that would not reasonably be expected to be materially adverse to the Company, taken as a whole.

3.6. Ordinary Course of Business; No Material Adverse Effect. Since the Reference Balance Sheet Date: (a) the Company has operated in the ordinary course of business; and (b) no Material Adverse Effect has occurred.

3.7. Taxes. Except in each case as set forth on Schedule 3.7:

3.7.1. The Company has timely filed, or has caused to be timely filed on its behalf (after giving effect to extensions), all material Tax Returns required to be filed by it. All material Tax Returns were correct and complete and were prepared in material compliance with all applicable Legal Requirements, in each case. All material Taxes due and payable (whether or not shown on any such Tax Return) have been paid in full.

3.7.2. All material Taxes required to have been withheld and paid in connection with amounts paid by the Company to any employee or independent contractor or other party have been withheld and paid to the appropriate Taxing Authority.

3.7.3. The Company has not been notified in writing by a Taxing Authority of any outstanding audit or examination concerning Taxes of the Company that, if determined adversely to the Company, would reasonably be expected to result in material Tax liability.

3.7.4. The Company has not received in writing from any federal, state, local, or non-U.S. Taxing Authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company. No claim has been made in writing by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

3.7.5. There has been no waiver of any statute of limitations in respect of Taxes of the Company that remains in effect nor has the Company agreed to any extension of time with respect to a Tax assessment or deficiency (other than extensions to file Tax Returns made in the ordinary course of business). Since September 30, 2008, no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company.

3.7.6. The Company is not currently subject to any Liens, other than Permitted Liens, imposed on any of its assets or properties as a result of the failure of the Company to pay any material amount of Taxes that are due and payable.

3.7.7. The Company is not party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement, other than any such agreement not primarily related to Taxes. Since September 30, 2008, the Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no unpaid liability for Taxes of any Person (other than the Company) for a Pre-Closing Tax Period under Treasury Regulations § 1.1502-6 (or any corresponding provision of state, local or foreign Law) or as transferee or successor.

Notwithstanding anything to the contrary in this Agreement, (i) this Section 3.7 contains the sole and exclusive representations and warranties of the Company regarding Taxes, Tax Returns and other matters relating to Taxes and (ii) nothing in this Agreement (including this Section 3.7) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of the Company (including methods of accounting of the Company).

3.8. Title to and Sufficiency of Assets. The Company has good and valid title to, or a valid leasehold interest or licensed interest in, all real property, personal property and other assets reflected in the Audited Financial Statements or acquired after the Reference Balance Sheet Date, other than properties and assets sold, used or otherwise disposed of in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date. Except as set forth on Schedule 3.8(a), all such properties and assets (including leasehold interests or licensed interests) are free and clear of Liens except for Permitted Liens. Except as set forth on Schedule 3.8(b), the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned, leased or licensed by the Company, together with all other properties and assets of the Company, constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted in accordance with how the business of the Company has been conducted recently, except for any raw materials and other similar components used in the manufacture and installation of products in the ordinary course of business, which are obtained by the Company from time to time on an as needed basis.

3.9. Real Estate.

3.9.1. Owned Premises. The Company does not own any real property.

3.9.2. Leases.

(a) Schedule 3.9.2(a) sets forth a list of all material leases of real property currently in effect to which the Company is a party (the “Leases”). The Company has delivered or made available to the Buyer copies of the Leases.

(b) Except as set forth on Schedule 3.9.2(b) hereto, as of the date hereof, (i) each of the Leases is a valid and binding agreement of the Company and is in full force and effect, (ii) the Company is not and, to the Company’s Knowledge, no other party is in material default under, or in material breach or violation of, any Lease and (iii) to the Company’s Knowledge, no event has occurred on or prior to the date hereof that (with or without notice, lapse of time or both) would constitute a material default by the Company under any Lease.

3.10. Operations in Conformity with Laws. The Company is in compliance with all Legal Requirements, except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, taken as a whole. No order has been issued by any Governmental Authority which is applicable to, or otherwise affects, the Company or its business or material assets, properties or rights that would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company, taken as a whole. None of the Company nor, to the Company’s Knowledge its Representatives acting on the Company’s behalf, has, directly or indirectly, taken any action in the past three (3) years which would cause the Company to be in material violation of (i) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; or (ii) any comparable applicable foreign laws of any Governmental Entity. The Company (a) follows an internal process intended to ensure compliance with U.S. trade sanctions laws; and (b) is in compliance in all material respects with (i) all applicable U.S. import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599), including obtaining and complying with all export licenses and other required approvals, and (ii) all comparable applicable foreign laws.

This Section 3.10 does not relate to, or make any representation or warranty with respect to, matters with respect to employee benefits, which are the subject of Section 3.11, or to Environmental Laws or Hazardous Substances, which are the subject of Section 3.13.

3.11. Benefit Plans.

3.11.1. Company Plans. Schedule 3.11.1 sets forth a list of all material Employee Plans that are maintained by the Company or to which the Company contributes or is required to contribute and that benefit any employee or former employee of the Company (each a “Company Plan”).

3.11.2. Plan Qualification; Plan Administration. Except as set forth on Schedule 3.11.2, (a) each Company Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination or opinion letter or filed for a determination or opinion letter to the effect that the form of such plan is so qualified or the applicable period for requesting such determination or opinion has not yet expired; and (b) each Company Plan has been administered in compliance in all material respects with applicable Legal Requirements.

3.11.3. All Contributions and Premiums Paid. Except as would not reasonably be expected to have a Material Adverse Effect, all required contributions, assessments and premium payments on account of each Company Plan have been timely paid by the applicable due date or accrued in accordance with GAAP.

3.11.4. Claims. With respect to each Company Plan, there are no material existing (or, to the Company’s Knowledge, threatened) Actions involving the Company other than routine claims for benefits in the ordinary course of business.

3.11.5. No Liability. Except as set forth in Schedule 3.11.5, (i) no Company Plan is subject to Title IV of ERISA and (ii) no Company Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA.

3.11.6. ACA Compliance. Any Company Plan sponsored by or contributed to by the Company which is a Welfare Plan is in material compliance with the requirements of the Patient Protection and Affordable Care Act, as amended. The Company does not or is not reasonably expected to have any material liability for Taxes under Section 4980D or 4980H of the Code. The Company maintains sufficient documentation to comply with the reporting requirements under Section 6055 and 6056 of the Code, except as would not reasonably be expected to result in material liability to the Company.

3.11.7. 409A. Each Company Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

3.11.8. Retiree Benefits; Certain Welfare Plans. Except as set forth on Schedule 3.11.8 or as required under Section 601 et seq. of ERISA or Section 4980B of the Code or any analogous state or local Legal Requirement, no Company Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment.

3.11.9. No Acceleration and No Excess Parachute Payment. Except as required in connection with qualified plan amendments required by tax law changes or the vesting of accrued benefits under any Company Plan intended to qualify under Section 401(a) of the Code as a result of termination of such a plan, and except as set forth on Schedule 3.11.9, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer, former employee or former officer of the Company or result in the triggering or imposition of any restrictions or limitations on the right of the Company or the Purchaser to amend or terminate any Company Plan. No amount that will be received (whether in cash or property or vesting of property), or benefit provided to, any officer, director or employee of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulation 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect as a result of the transaction contemplated by this Agreement will be an “excess parachute payment” (as such term is defined in section 280G(b)(1) of the Code) solely as a result of the transactions contemplated by this Agreement; and no such person is entitled to receive any additional payment from the Company in the event that the excise tax of Section 4999(a) of the Code is imposed on such person.

Notwithstanding any other provisions in this Agreement, the representations and warranties included in this Section 3.11 are the only representations and warranties made by the Company relating to matters with respect to employee benefits.

3.12. Intellectual Property.

3.12.1. Schedule 3.12.1 sets forth all Intellectual Property owned by the Company that is issued or registered or subject to pending applications for issuance or registration in the name of the Company. To the Company’s Knowledge, the Intellectual Property set forth on Schedule 3.12.1 is valid, subsisting and enforceable.

3.12.2. Except as set forth on Schedule 3.12.2: (i) the Company is the owner of the registered Intellectual Property owned by the Company, as applicable, free and clear of all Liens (other than Permitted Liens); (ii) no Actions have been instituted, are pending or, to the Company’s Knowledge, are threatened that challenge the validity or enforceability of the Intellectual Property owned by the Company; (iii) to the Company’s Knowledge, as of the date hereof, neither the use of the Intellectual Property by the Company in the current conduct of the Business, nor the conduct of the Business as presently conducted, infringes, misappropriates or violates the intellectual property rights of any Person where such infringement, misappropriation or violation would reasonably be expected to have a Material Adverse Effect, and the Company has not received any written complaint, claim, demand or notice in the past twelve (12) months alleging any of the same; and (iv) to the Company’s Knowledge, no Person has materially infringed upon or misappropriated or otherwise violated any of the Intellectual Property owned by the Company.

Notwithstanding any other provisions in this Agreement, the representations and warranties included in this Section 3.12 are the only representations and warranties made by the Company with respect to Intellectual Property matters.

3.13. Environmental Matters. Except as set forth on Schedule 3.13 or as would not reasonably be expected to be materially adverse to the Company, taken as a whole, (a) the Company is in compliance with all applicable Environmental Laws, (b) the Company has all Permits required under applicable Environmental Laws and is in compliance with the respective requirements of such Permits, (c) there is not now pending or, to the Company’s Knowledge, threatened, any Action against the Company in connection with any past or present noncompliance with such Environmental Laws and (d) there have been no releases of Hazardous Substances on or from any real property currently leased or operated by the Company or, to the Company’s Knowledge, on or from any real property formerly owned, leased or operated by the Company, for which release the Company reasonably could be expected to incur liability under applicable Environmental Laws. Notwithstanding any other provisions in this Agreement, the representations and warranties included in this Section 3.13 are the only representations and warranties made by the Company with respect to environmental matters, including any and all matters with respect to Environmental Laws and Hazardous Substances.

3.14. Material Contracts.

3.14.1. Schedule 3.14.1 sets forth a list of all Contracts of the types described below that are in effect on the date hereof (each, a “Material Contract”):

(a) all employment or consulting agreements of the Company with an employee or consultant whose annual base compensation in 2015 exceeded $150,000 per year or whose annual base compensation is expected to exceed $150,000 in 2016;

(b) all Contracts (other than purchase orders entered into in the ordinary course of business) for the purchase of inventory, raw materials, supplies, goods, products or equipment, in each case which provides for aggregate payments to or by the Company in excess of $150,000;

(c) all Contracts relating to equipment providing for aggregate rental payments in excess of $150,000;

(d) all Contracts or binding options to sell or lease (as lessor) any property or asset (excluding any property or asset included in any products produced for customers) of the Company for an amount in excess of $150,000 over any one-year period;

(e) all Contracts (other than purchase orders entered into in the ordinary course of business) that require individual or aggregate payments to the Company of more than $500,000 in any calendar year for goods and services furnished by the Company;

(f) all employment-related Contracts pursuant to which payments by the Company will be required by reason of consummation of the Contemplated Transactions;

(g) all Contracts pursuant to which the Company has an existing obligation to pay any amounts in respect of indemnification obligations, purchase price adjustment, or otherwise, in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business;

(h) any commission, sales or agency Contract with any current employee, individual consultant, contractor or sales person that would require payments to any Person under such contract of an amount in excess of $100,000 over any one-year period;

(i) any agreement relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset, and any guaranty of any obligation for Indebtedness or other material guaranty;

(j) all material partnership or joint venture agreements to which the Company is a party;

(k) all Contracts that contain a covenant by the Company not to compete in any line of business with any Person;

(l) any indemnification or other similar Contract pursuant to which the Company is obligated to indemnify or advance expenses on behalf of any current or former director or officer of the Company in connection with any loss based on the fact that such Person is or was an director or officer of the Company; and

(m) all collective bargaining agreements to which the Company is a party.

3.14.2. The Company has made available to the Buyer an accurate and complete copy of each Material Contract. Except as set forth on Schedule 3.14.2 hereto, as of the date hereof, (a) the Company is not, and, to the Company’s Knowledge, no other party is in material default under, or in material breach or violation of, any Material Contract, and (b) to the Company’s Knowledge, no event has occurred on or prior to the date hereof that (with or without notice, lapse of time or both) would constitute a material default by the Company under any Material Contract.

3.15. Transactions with Affiliates. Except as set forth on Schedule 3.15, no Affiliate, officer or director (or the equivalent) of the Company is a party to any material agreement or transaction with the Company other than with respect to the payment of compensation to officers and directors (or the equivalent) in the ordinary course of business.

3.16. Litigation. As of the date hereof, except as set forth on Schedule 3.16, there is no Action pending or, to the Company’s Knowledge, threatened in writing against the Company that, if determined adversely to the Company, would reasonably be expected to be materially adverse to the Company, taken as a whole, including any such claim for product liability (excluding ordinary course warranty claims and field services). To the Company’s Knowledge, during the three year period prior to the date of this Agreement there have not been any material defects with respect to any products sold by the Company (excluding ordinary course warranty claims and field services), and to the actual knowledge without inquiry of Bob Gladden, Tammy Wile, Mike Baker and Keith Anthony, there have not been any material defects with respect to any products sold by the Company (excluding ordinary course warranty claims and field services).

3.17. Insurance. Schedule 3.17 sets forth all material policies or binders of insurance covering the operations of the Company as of the date hereof. All such policies are in full force and effect. To the Company’s Knowledge, the Company has not received written notice of a material default with respect to its obligations under, or notice of cancellation or nonrenewal of, any of such policies.

3.18. Labor Matters. There is no material work slowdown, lockout, stoppage, picketing or strike pending, or to the Company’s Knowledge, threatened between the Company, on the one hand, and its employees, on the other hand, and there has been no such event since January 1, 2015. Except as set forth on Schedule 3.18, no employee of the Company is represented by a labor union and the Company is not party to, or otherwise subject to, any collective bargaining agreement or other similar labor union contract. The Company is and since January 1, 2015 has been in compliance in all material respects with its obligations under the collective bargaining agreements listed on Schedule 3.18 of the Disclosure Schedules and all applicable Legal Requirements pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Legal Requirements relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors are properly treated as independent contractors in all material respects under all applicable employment-related Legal Requirements. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Legal Requirements are properly classified as exempt under such Legal Requirements in all material respects.

3.19. Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Seller or the Company other than fees (if any) that will (a) be paid as contemplated by Section 2.4.1(c) or (b) otherwise be paid by the Seller and their respective Affiliates and for which the Buyer and (after the Closing) the Company will have no responsibility to pay.

3.20. Conflict Minerals. No products or good sold by the Company contain any “Conflict Minerals” as defined in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

3.21. Customers and Suppliers. Schedule 3.21 sets forth a list of the ten (10) largest customers of the Company (measured by aggregate revenue) and ten (10) largest suppliers of the Company (measured by aggregate payments) for each of (a) the twelve (12) month period ending December 31, 2015 and (b) the period beginning January 1, 2016 and ending on April 30, 2016 (in the case of the ten (10) largest customers) or May 17, 2016 (in the case of the ten (10) largest suppliers). To the Company’s Knowledge, since April 30, 2016, no customer or supplier listed on Schedule 3.21 has provided written notice that it intends to cease doing business with or materially decrease the amount of business done with the Company or materially alter the terms upon which it is willing to do business with the Company.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.

Except as provided in the Disclosure Schedules, the Seller represents and warrants to the Buyer as follows:

4.1. Organization, Power and Standing. The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has the limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions.

4.2. Authorization. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against the Seller in accordance with its terms.

4.3. Title to Shares. The Seller is the record and beneficial owner of and has good and valid title to the Shares, free and clear of any Liens, except as are imposed by applicable securities or other laws.

4.4. No Violation or Approval; Consents. Except as set forth in Schedule 4.4, neither the execution and delivery by the Seller of this Agreement nor the consummation by the Seller of the Contemplated Transactions will:

4.4.1. require any material consent, waiver, approval, order or authorization of, or material filing with, any Governmental Authority, other than consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not reasonably be expected to prevent or materially impair or materially delay the ability of the Seller to consummate the Contemplated Transactions;

4.4.2. result in a material breach, violation or termination of, or acceleration of obligations under, or material default under, or require the consent of any third party under, or give rise to the imposition of a Lien on the Shares under, any Contract to which the Seller is party or Governmental Order to which the Seller is subject, except for such breaches, violations, terminations, accelerations, defaults, consents or Liens as would not reasonably be expected to prevent or materially impair or materially delay the ability of the Seller to consummate the Contemplated Transactions; or

4.4.3. result in a material breach or violation of, or material default under, the Organizational Documents of the Seller.

5.	REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer represents and warrants to the Seller and the Company as follows:

5.1. Organization. The Buyer is (a) a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to materially impair or delay the Buyer’s ability to consummate the Contemplated Transactions. The Buyer has made available to the Seller a true, complete and correct copy of each of the Buyer’s Organizational Documents, each as in effect on the date hereof.

5.2. Authorization. The Buyer has the limited liability company power and authority to execute and deliver this Agreement, the Escrow Agreement and the instruments required to be executed and delivered by it pursuant hereto, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Buyer has taken all limited liability company actions or proceedings required to be taken by or on the part of the Buyer to authorize and permit the execution and delivery by the Buyer of this Agreement, the Escrow Agreement and the instruments required to be executed and delivered by it pursuant hereto and the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the Contemplated Transactions. This Agreement has been (or in the case of the Escrow Agreement, will be) duly executed and delivered by the Buyer, and assuming the due authorization, execution and delivery by each of the Seller and the Company hereto or thereto (as applicable), constitutes (or will constitute) the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

5.3. No Violation or Approval; Consents. Neither the execution and delivery by the Buyer of this Agreement nor the consummation by the Buyer of the Contemplated Transactions will:

5.3.1. require the material consent, waiver, approval, order or authorization of, or material filing with, any Governmental Authority, other than consents, waivers, approvals, orders, authorizations or filings required by Buyer’s Charter documents and lending agreements, as disclosed on Schedule 5.3, or that have been received or that, if not obtained or made, would not reasonably be expected to prevent or materially impair or materially delay the ability of the Buyer to consummate the Contemplated Transactions;

5.3.2. result in a material breach, violation or termination of, or acceleration of obligations under, or material default under, or require the consent of any third party under, any material Contract to which the Buyer is party or Governmental Order to which the Buyer is subject, except for such breaches, violations, terminations, accelerations, defaults or consents that are disclosed on Schedule 5.3, that have been received or as would not reasonably be expected to prevent or materially impair or materially delay the ability of such Buyer to consummate the Contemplated Transactions; or

5.3.3. result in a material breach or violation of, or material default under, the Organizational Documents of the Buyer.

5.4. Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Affiliates or any of their properties, assets or businesses, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Contemplated Transactions.

5.5. Available Funds; Solvency. The Buyer has, and as of the Closing will have, immediately available funds in an amount sufficient to (a) pay in cash all amounts payable pursuant to Section 2 and all fees and expenses of the Buyer incurred in connection with the Contemplated Transactions and (b) provide adequate working capital to operate the Company following the Closing in an amount reasonably determined by Buyer. The Buyer acknowledges and agrees that its obligations under this Agreement, including its obligations to consummate the Closing, are not contingent upon its receipt of financing of any kind. The Buyer is, and immediately after giving effect to the Contemplated Transactions will continue to be, Solvent.

5.6. Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Buyer or any of its Affiliates other than fees (if any) that will be paid by the Buyer or its Affiliates and for which the Seller and its Affiliates will have no responsibility to pay.

5.7. Investment Intent. The Buyer is acquiring the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution of any part thereof. The Buyer acknowledges that the Shares and the sale thereof have not been registered under the Legal Requirements of any jurisdiction.

6.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER.

The obligation of the Buyer to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

6.1. Representations and Warranties. (i) The Seller Fundamental Representations shall be true and correct in all material respects at and as of the Closing with the same effect as though made at and as of such time and (ii) the representations and warranties of the Company and the Seller in this Agreement other than those set forth in clause (i) above shall be true and correct at and as of the Closing with the same effect as though made at and as of such time, except, in the case of this clause (ii), where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

6.2. Performance of Obligations. The Seller and the Company will have performed in all material respects all covenants and agreements required by this Agreement to be performed by the Seller or the Company, respectively, at or prior to the Closing.

6.3. Compliance Certificate. Seller and the Company will have delivered to the Buyer a certificate dated as of the Closing Date to the effect that each of the conditions specified above in Sections 6.1 and 6.2 has been satisfied.

6.4. Injunctions. No Governmental Authority will have enacted, issued or promulgated any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of prohibiting the consummation of the Closing.

6.5. Escrow Agreement. The Buyer will have received a copy of the Escrow Agreement, duly executed by the Seller and the Escrow Agent.

6.6. Indebtedness. Seller and the Company will have obtained, and provided to the Buyer a copy of, a pay-off letter or other similar documentation to the effect that there will be no outstanding amounts payable in respect of the Indebtedness of the Company pursuant to the Loan Agreement upon payment at the Closing of the amounts specified in such pay-off letter or similar documentation.

6.7. FIRPTA Certificate. Buyer will have received from Seller a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code that such Seller is not a “foreign person” as defined in Section 1445 of the Code.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER.

The obligation of the Seller to consummate the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

7.1. Representations and Warranties. (i) The Buyer Fundamental Representations shall be true and correct in all material respects at and as of the Closing with the same effect as though made at and as of such time and (ii) the representations and warranties of the Buyer in this Agreement other than those set forth in clause (i) above shall be true and correct at and as of the Closing with the same effect as though made at and as of such time, except, in the case of this clause (ii), where the failure to be true and correct would not reasonably be expected to have a material adverse effect; provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period will be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

7.2. Performance of Obligations. The Buyer will have performed in all material respects all covenants and agreements required by this Agreement to be performed by the Buyer at or prior to the Closing.

7.3. Compliance Certificate. The Buyer will have delivered to the Seller a certificate of the Buyer dated as of the Closing Date to the effect that each of the conditions specified above in Sections 7.1 and 7.2 has been satisfied.

7.4. Injunctions. No Governmental Authority will have enacted, issued or promulgated any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of prohibiting the consummation of the Closing.

7.5. Escrow Agreement. The Seller will have received a copy of the Escrow Agreement, duly executed by the Buyer and the Escrow Agent.

8.	COVENANTS OF THE PARTIES.

8.1. Access to Premises and Information. From the date hereof until the Closing Date, upon reasonable notice from time to time, the Seller and the Company will permit the Buyer and its Representatives to have reasonable access during normal business hours and under the supervision of Company personnel to the records and books of account of the Company (the “Records”) in possession of the Seller or the Company and to the premises of the Company as such Person may reasonably request; provided, however, that such access to such information and furnishing of such information will be conducted solely at the Buyer’s expense and the Buyer and its Representatives shall not unreasonably disrupt the personnel and operations of the Company. Notwithstanding anything to the contrary contained in this Section 8.1, the Company may withhold any document (or portions thereof) or information (a) that may constitute privileged attorney-client communications or attorney work product, or (b) if the provision of access to such document (or portion thereof) or information, as determined by the Company in good faith, could reasonably be expected to conflict with applicable Legal Requirements. All information exchanged pursuant to this Section 8.1 shall be subject to that certain confidentiality agreement between Integrated Electrical Services, Inc., n/k/a IES Holdings, Inc. and Fidus Partners, LLC, on behalf of the Company, dated January 11, 2016 (the “Confidentiality Agreement”) and Buyer acknowledges and agrees that it will abide by the terms of such Confidentiality Agreement.

8.2. Conduct of Business Prior to Closing. From the date hereof until the Closing, except as set forth on Schedule 8.2, the Company shall conduct the Business substantially in the ordinary course of business in all material respects. Without limiting the generality of the foregoing and except as set forth on Schedule 8.2, without the prior consent of the Buyer (not to be unreasonably withheld, conditioned or delayed), the Company will not:

8.2.1. materially increase the compensation (including bonuses) payable on or after the date hereof to any director or executive officer of the Company, except for (a) increases in the ordinary course of business or provided for in any Contracts or Company Plans in effect on the date hereof or as required by applicable Legal Requirements and (b) any Transaction Bonus Payments that were in existence prior to the date hereof;

8.2.2. issue, sell or otherwise dispose of any capital stock or grant any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

8.2.3. incur, assume or guarantee any indebtedness for borrowed money, other than under credit facilities or notes in existence on the date hereof;

8.2.4. make any material changes in its methods of accounting or accounting practices (including with respect to reserves);

8.2.5. amend its Organizational Documents;

8.2.6. incur any capital expenditure or commitment for capital expenditures in excess of $250,000, except (a) as set forth in the Company’s capital expenditure budget for the applicable fiscal year or (b) as occurs in the ordinary course of business;

8.2.7. acquire or dispose of any business or material investment or any material assets, except for (i) purchases, sales or dispositions of assets in the ordinary course of business (including purchases of raw materials and sales of inventory) or (ii) pursuant to existing Contracts or commitments;

8.2.8. declare, issue, make or pay any dividend or other distribution of assets to the Seller, other than in cash;

8.2.9. settle or affirmatively waive any claims or rights with a value in excess of $500,000 on an individual basis;

8.2.10. adopt, materially amend or terminate any Company Plan, except as required by applicable Legal Requirements or the terms thereof;

8.2.11. change or revoke any material Tax election;

8.2.12. merge, combine or consolidate with any Person or acquire any third party or its business; or

8.2.13. agree or commit to do any of the things referred to elsewhere in this Section 8.2.

Other than the right to consent or withhold consent with respect to the foregoing matters (which consent will not be unreasonably withheld, conditioned or delayed), nothing contained in this Agreement will give to Buyer, directly or indirectly, any right to control or direct the operation of the Company prior to the Closing.

8.3. Confidentiality.

8.3.1. Confidentiality Agreement. The Confidentiality Agreement shall remain in effect until the Closing, at which point it shall terminate. Notwithstanding the termination of the Confidentiality Agreement at the Closing, from and after the Closing, the Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not use or disclose documents and information concerning the Seller or its Affiliates (other than the Company) furnished to the Buyer or its Affiliates or its or their respective Representatives in connection with the Contemplated Transactions. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

8.3.2. Announcements. Any public announcements, reports, statements or press releases by any party hereto or any of its Affiliates regarding the Contemplated Transactions must be approved in advance (as to form, content, timing and manner of distribution) by each of the Buyer and the Seller; provided, however, that any party may make a filing to the extent required by applicable securities or other laws, provided further, however, that the party required to make such filing shall provide a copy to the other party, and afford such other party reasonable opportunity in advance of such filing to review and comment upon the form and substance of such filing.

8.4. Preparation for Closing. Subject to the terms and conditions hereof, each of the Company and the Buyer agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the Contemplated Transactions as promptly as practicable, including preparing and filing as promptly as practicable with the applicable Governmental Authorities all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Contemplated Transactions. In furtherance (and not in limitation) of the foregoing, each of the Buyer and the Company shall cooperate with one another (a) in determining whether any actions, consents, approvals or waivers are required to be obtained from third parties to any Leases or Material Contracts in connection with the consummation of the Contemplated Transactions and (b) in taking such actions, furnishing information required in connection therewith and seeking to obtain in a timely manner any such actions, consents, approvals or waivers; provided, that nothing in this Agreement shall obligate or be construed to obligate the Seller or the Company to make or cause to be made any payment or concession to any third party in order to obtain any such action, consent, approval or waiver under any Lease or Material Contract.

8.5. Business Records. The Buyer acknowledges that the Seller may from time to time from and after the Closing require access to the Records, and agrees that upon reasonable prior notice, it will, and will ensure that the Company will, during normal business hours, provide the Seller and its Representatives with either access to or copies of the Records. If the Company shall desire to dispose of any such Records prior to the seventh (7th) anniversary of the Closing Date, the Company shall, prior to any such disposition, notify the Seller and provide to the Seller (or, if applicable, its designee) and its Representatives a reasonable opportunity, at the Seller’s expense, to make copies of or remove such Records.

8.6. Directors and Officers Indemnification and Insurance.

8.6.1. The Buyer and the Company agree that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date that now exist in favor of any Person who prior to or on the Closing Date is or was a current or former director, officer or employee of the Company, or who at the request of the Company served prior to or on the Closing Date as a director, officer, member, manager, employee, trustee or fiduciary of any other entity of any type (each a “D&O Indemnified Person”), including as provided in the Organizational Documents of the Company, or in any agreement between a D&O Indemnified Person and the Company (an “Indemnity Agreement”), will survive the Closing and will continue in full force and effect for the six (6) year period following the Closing Date, to the fullest extent permitted under applicable law. In furtherance (and not in limitation of) the foregoing, for the six (6) year period following the Closing Date, the Buyer will cause the Company to, and the Company will (i) maintain in the Organizational Documents of the Company provisions with respect to indemnification, advancement of expenses and exculpation from liability that in each such respect are at least as favorable to each D&O Indemnified Person as those contained in the Company’s Organizational Documents, as applicable, as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person and (ii) continue in existence each Indemnity Agreement without termination, revocation, amendment or other modification that would adversely affect the rights thereunder of any D&O Indemnified Person.

8.6.2. In addition to the other rights of each D&O Indemnified Person provided for in this Section 8.6 and not in limitation thereof, from and after the Closing, for the six (6) year period following the Closing Date, the Buyer shall, and shall cause the Company (each, a “D&O Indemnifying Party”) to, in each case to the fullest extent permitted under applicable law, (a) indemnify and hold harmless (and release from any liability to the Buyer or the Company), each D&O Indemnified Person against all losses, claims, damages, liabilities, awards, orders, decrees, rulings, judgments, fines, penalties, settlement agreements, amounts paid in settlement, costs, charges, expenses and fees (including attorneys’ and experts’ fees and expenses) based upon, arising out of, in respect of or in connection with any threatened, pending or completed claim, subpoena or other legal process, demand, action, arbitration, suit or proceeding, whether criminal, civil, administrative or investigative, based upon, arising out of, in respect of or in connection with any actual or claimed acts or omissions occurring at any time prior to or on the Closing Date (including in respect of any actual or claimed acts or omissions based upon, arising out of, in respect of or in connection with the negotiation or approval of this Agreement and the consummation of the Contemplated Transactions) (each, a “D&O Indemnifiable Claim”) and (b) advance to such D&O Indemnified Persons all costs, charges, expenses and fees (including attorneys’ and experts’ fees and expenses) paid or incurred by a D&O Indemnified Person in connection with any D&O Indemnifiable Claim, promptly after receipt of reasonable supporting documentation thereof. Any D&O Indemnifiable Claim, and any claim for advancement, in each case pending or asserted prior to or within the six (6) year period following the Closing Date shall continue to be covered by this Section 8.6 until the later of such time that such D&O Indemnifiable Claim is fully and finally disposed of with no further exposure of a D&O Indemnified Person of any kind or all settlement agreements, judgments, orders, awards, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully and finally satisfied.

8.6.3. On or before the Closing Date, the Buyer will obtain for the Company, and, for a six (6) year period following the Closing Date, the Buyer will cause the Company to maintain in effect, with no lapse in coverage, one or more “tail” or “runoff” directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies covering actual or claimed acts or omissions of any D&O Indemnified Person occurring on or before the Closing Date, in each case on terms with respect to coverage, retentions, amounts and other material terms at least as favorable to such D&O Indemnified Persons as those of such policies in effect on the date hereof. The Buyer and the Seller shall each be responsible for fifty percent (50%) of the cost of the premium for such policy (it being understood that the Seller’s share of the cost shall be treated as a Transaction Expense).

8.6.4. If the Company (or any of its successors or assigns) (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (b) transfers all or substantially all of its properties and assets to any other Person (including by dissolution, liquidation, assignment for the benefit of creditors or similar action), then, and in each such case, the Buyer will cause proper provision to be made so that such other Person fully assumes the obligations set forth in this Section 8.6.

8.6.5. The provisions of this Section 8.6 shall survive the Closing. This Section 8.6 shall be for the irrevocable benefit of, and shall be enforceable by, each D&O Indemnified Person and his or her respective heirs, executors, administrators, estates, successors and assigns, and each such Person shall be an express intended third party beneficiary of this Agreement for such purposes. Buyer shall pay, or shall cause the Company to pay, as and when incurred by any Person referred to in the immediately preceding sentence, all fees, costs, charges and expenses incurred by such Person in enforcing such Person’s rights under this Section 8.6. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 8.6 shall not be terminated, revoked, modified or amended in any way so as to adversely affect any Person referred to in the second sentence of this Section 8.6.5 without the written consent of such Person. With respect to any right to indemnification or advancement for actual or claimed acts or omissions occurring prior to or on the Closing Date, the Company shall be the indemnitor of first resort, responsible for all such indemnification and advancement that any D&O Indemnified Person may otherwise have rights to from any direct or indirect shareholder or equity holder of the Company (or any Affiliate of such shareholder or equity holder) and without right to seek subrogation, indemnity or contribution. Each of the Company and the Buyer further agrees that no advance or prepayment by any party other than the Company as the primary indemnitor on behalf of any D&O Indemnified Person with respect to any claim for which such D&O Indemnified Person has sought indemnification from the Company shall affect the foregoing and that any such secondary indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all the rights of recovery of the D&O Indemnified Person against the Company and the Company hereby irrevocably releases any such secondary indemnitor from, and irrevocably waives and relinquishes any right to assert against any such secondary indemnitor, any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Each of the Company, the Buyer and the D&O Indemnified Persons agree that the secondary indemnitors are express third party beneficiaries of this Section 8.6.5.

8.7. Tax Matters.

8.7.1. Transfer Taxes. The Buyer and the Seller shall each be responsible for fifty percent (50%) of all Transfer Taxes in connection with the Contemplated Transactions. Each of the parties hereto shall fully cooperate with the other party with respect to the preparation and filing of any Tax Returns and other filings relating to any such Transfer Taxes as may be required.

8.7.2. Pre-Closing Tax Period Taxes and Tax Returns.

(a) Subject to Section 8.7.1, the Seller shall prepare or cause to be prepared all Tax Returns for the Company that relate to (or include) any Pre-Closing Tax Period and that are due after the Closing Date, which returns will be prepared in accordance with all Legal Requirements, consistent with past practices. The Buyer or the Company shall file or cause to be filed such Tax Returns. The Buyer shall be permitted to review any such Tax Return prior to the filing thereof and Seller shall make all reasonably requested changes.

(b) Subject to Section 8.7.1, the Seller shall pay or cause to be paid the Taxes shown as due on any Tax Return described in Section 8.7.2(a) to the extent such Taxes relate to (or include) any Pre-Closing Tax Period (determined in accordance with Section 8.7.4). Notwithstanding anything to the contrary in this Agreement (including this Section 8.7.2 or Section 9), the Seller shall have no liability under this Agreement (including via the Escrow Agreement) with respect to (and Buyer shall pay or cause to be paid) (x) any Taxes that were taken into account in the calculation of the Final Working Capital Amount, (y) Taxes incurred by the Company, the Seller or any of their respective Affiliates as a result of actions outside the ordinary course taken after the Closing (including the incurrence of Indebtedness by the Company or the Buyer or its Affiliates in connection with the Contemplated Transactions) or (z) Taxes incurred after the Closing Date.

(c) The parties agree that all losses, deductions, credits and any other Tax benefits available on account of the payment or incurrence of the Transaction Expenses, the Transaction Bonus Payments, the payment of the Company Indebtedness, and the other transactions or payments contemplated by this Agreement shall be reported in Pre-Closing Tax Periods (and otherwise treated as attributable to Pre-Closing Tax Periods). Success-based fees shall be deducted in accordance with Rev. Proc. 2011-29.

8.7.3. Amended Returns; Tax Elections. The Buyer shall not, and shall cause the Company not to, (a) make any amendment of any Tax Returns of the Company to the extent such Tax Return relates to any Pre-Closing Tax Period or to the extent such amendment would otherwise adversely affect the Seller without the Seller’s prior written consent or (b) make any election that has retroactive effect to any Pre-Closing Tax Period or that would otherwise adversely affect the Seller without the Seller’s prior written consent.

8.7.4. Straddle Periods. In the case of any Straddle Period, the amount of any Taxes of the Company not based upon or measured by income, activities, events, the level of any item, gain, receipts, proceeds, profits or similar items for the Pre-Closing Tax Period will be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes for a Straddle Period that relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose the taxable period of any partnership will be deemed to end as of the close of business on the Closing Date); provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis.

8.7.5. Tax Proceedings. In the event of any audit, assessment, examination, claim or other controversy or proceeding relating to Taxes or Tax Returns of the Company (a “Tax Proceeding”) with respect to any Pre-Closing Tax Period, the Buyer shall inform the Seller of such Tax Proceeding as soon as possible but in any event within ten (10) Business Days after the receipt by the Buyer of notice thereof. The Buyer shall afford the Seller the opportunity to control the conduct of any such Tax Proceeding, with counsel of its own choosing, and to settle or otherwise resolve such Tax Proceeding in such manner as the Seller may deem appropriate; provided, that the Seller may not settle any such Tax Proceeding without the Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Buyer shall have the right to reasonably be informed of material developments in any such Tax Proceeding. In the event that the Seller does not assume control of such a Tax Proceeding, the Buyer may control the Tax Proceeding, but the Buyer may not settle or otherwise resolve the Tax Proceeding without the Seller’s consent (which consent shall not be unreasonably withheld).

8.7.6. Refunds and Credits. Any refunds (including, for the avoidance of doubt, overpayments of estimated Taxes) of or credits against Taxes (including any interest paid or credited with respect thereto) of, or with respect to, the Company that are attributable or allocable to any Pre-Closing Tax Period will be for the benefit of the Seller, except to the extent any such refunds or credits are included as assets reflected in the Final Working Capital Amount or are attributable to a carry-back of net operating losses or other Tax attributes from a Post-Closing Tax Period. The Buyer will pay the amount of any such refunds (whether received as a refund or as a credit against or an offset of Taxes otherwise payable) to the Seller within 10 days of receipt. The Buyer will, if the Seller so requests, cause the relevant entity to file for and obtain any refunds or credits to which the Seller may be entitled hereunder. The Buyer will permit the Seller to control (at the Seller’s expense and sole discretion) the prosecution and content of any such refund or credit claim.

8.7.7. Transaction Tax Benefits. Without duplication, the Buyer will, within ten (10) days after filing any Tax Return for a Post-Closing Tax Period, forward to the Seller the amount of any Transaction Tax Benefit realized by the Buyer or any of its Affiliates (including the Company); provided, however, that if any Transaction Tax Benefit forwarded to Seller is later successfully challenged by the IRS, Seller shall promptly repay such amount to Buyer.

8.7.8. No Code Section 338 Election. The Buyer shall not make, or permit to be made, any election under Section 338 of the Code or any similar provision of state, local, or non-U.S. Tax law with respect to the Contemplated Transactions.

8.7.9. Cooperation and Tax Record Retention. The Buyer shall promptly furnish to the Seller such information as the Seller may reasonably request with respect to Tax matters relating to the Company for any taxable period beginning before the Closing Date, including by providing access to relevant books and records and making employees of the Buyer and the Company available to provide additional information and explanation of any materials provided hereunder. The Buyer shall further fully cooperate, and cause the Company to fully cooperate, with the Seller in connection with the Seller’s preparation of any Tax Returns pursuant to this Section 8.7, in connection with any claim for a refund or credit governed by Section 8.7.6, and in connection with any Tax Proceeding controlled by the Seller pursuant to Section 8.7.5. Notwithstanding anything else contained herein to the contrary, the Buyer shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

8.8. Notification. From the date hereof until the Closing Date, the Company or the Seller may disclose to the Buyer in writing (in the form of updated Disclosure Schedules) (the “Schedules Notice”) any development, fact or circumstance, solely to the extent arising after the date hereof, causing a breach of any of the representations and warranties contained in Sections 3 or 4 hereof. Such Schedules Notice shall amend and supplement the appropriate Disclosure Schedules delivered on the date hereof and attached hereto; provided that, if the absence of such disclosures would otherwise have resulted in the failure of the representations and warranties of the Seller and the Company to be true and correct in all material respects as of the Closing Date (provided, that with respect to representations and warranties that are made as of a particular date, the absence of such disclosures would have resulted in the failure of such representations and warranties to be true and correct in all material respects only as of such date), then the Buyer will have the right to terminate this Agreement by providing written notice of such termination to the Company within fifteen (15) Business Days of Buyer’s receipt of such Schedules Notice, and notwithstanding anything to the contrary in this Agreement, such termination will be the Buyer’s sole and exclusive remedy relating to any matters set forth in such Schedules Notice. If the Buyer fails to provide written notice of such termination to the Company within fifteen (15) Business Days of its receipt of such Schedules Notice, then the Schedules Notice will be deemed to have amended the Disclosure Schedules, as applicable, to add such additional information, to have qualified the representations and warranties in Sections 3 and 4, as applicable, and to have cured any misrepresentation or breach of any representation or warranty that might otherwise have existed hereunder by reason of the occurrence, or failure to occur, of the matter or matters set forth in the Schedules Notice.

8.9. Change of Name. Within five (5) Business Days after the Closing Date, the Seller will change its name to a name that does not include “Technibus” by filing a certificate of amendment with the Secretary of State of the State of Delaware.

8.10. Further Assurances. Each of the Seller and the Buyer, upon the request of the other from time to time after the Closing, and at the expense of the requesting party but without further consideration, shall sign such documents and take such actions as may be necessary or otherwise reasonably requested to effect, or make more fully effective, the consummation of the Contemplated Transactions.

8.11. Section 280G Matters. The Company shall use reasonable best efforts to ensure that Section 3.11.9 above, if applied without regard to any exceptions with respect thereto in the Disclosure Schedules or otherwise, would be true as of the Closing. Copies of all disclosure materials, shareholder votes and related materials prepared by the Company and used to effectuate the undertaking set forth in the immediately preceding sentence shall be provided to the Buyer in advance of distribution to the Seller (and other parties entitled vote) and affected disqualified individuals, and the Buyer shall be provided with a reasonable opportunity to comment thereon.

8.12. Transaction Bonus Payments. Promptly following the Closing, Buyer shall cause the Company to pay the Transaction Bonus Payments to the individuals indicated on the Estimated Closing Statement in the amounts set forth on the Estimated Closing Statement, in each case with such payments to be made on the Closing Date and otherwise in accordance with the terms of the agreements related to such Transaction Bonus Payments.

8.13. Seller Release. Effective as of the Closing, except for any rights or obligations under this Agreement or as contemplated hereby or by the documents entered into in connection with the transactions contemplated hereby, the Seller hereby fully, irrevocably and unconditionally releases and forever discharges the Company of and from any and all liabilities, actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity, to the extent arising from the Seller’s status as a stockholder of the Company (including to the extent arising from the transactions contemplated hereby) which the Seller may have against the Company, in the past, now or in the future, in each case in respect of any cause, matter or thing, whether in tort, contract or law, and whether cognizable in law or in equity, occurring or arising on or prior to, the Closing.

9.	INDEMNIFICATION

9.1. Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, and the covenants and agreements of the parties hereto to the extent they, by their terms, contemplate or provide for performance prior to the Closing, shall survive the Closing until the twelve (12) month anniversary of the Closing Date (the “Escrow Termination Date”), except that the Seller Fundamental Representations and any representations and warranties contained in Section 3.7 shall survive the Closing, in each case, until the expiration of the applicable statute of limitations (the “Seller Fundamental Representation Termination Date”). The other covenants and agreements of the parties contained in this Agreement, or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall survive the Closing in accordance with their terms. No claim may be made seeking indemnification for breaches of any representations, warranties, covenants or agreements pursuant to this Section 9 unless a written notice of such claim is provided to the applicable Indemnifying Party in accordance with this Section 9 prior to the Escrow Termination Date or, in the case of a breach of a Seller Fundamental Representation, or any representations and warranties in Section 3.7, the Seller Fundamental Representation Termination Date. If a Buyer Indemnified Party or Seller Indemnified Party has made a proper claim for indemnification pursuant to Sections 9.2 or 9.3 prior to the Escrow Termination Date or, in the case of a breach of a Seller Fundamental Representation or any representations and warranties in Section 3.7, the Seller Fundamental Representation Termination Date, then such claim (and only such claim), if then unresolved, will survive until such claim is resolved. Notwithstanding anything herein to the contrary, except to the extent of any claims for breaches of any of the Seller Fundamental Representations or any representations and warranties in Section 3.7, or any claims pursuant to Section 9.2.1(b), all claims by any Buyer Indemnified Party will immediately terminate and expire at such time as all Indemnity Escrow Funds have been distributed or released in accordance with the terms of the Escrow Agreement and this Agreement.

9.2.	Indemnity by the Seller.

9.2.1. From and after the Closing, subject to Section 8.7 and the provisions of this Section 9, the Seller shall indemnify the Buyer and each of its Affiliates, directors, officers and employees and each of their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) and hold them harmless from and against any and all Losses suffered or incurred by the Buyer Indemnified Parties (a) to the extent arising from any breach of (i) any representations and warranties of the Company in Section 3 or the Seller in Section 4, in each case taking into account any disclosure made pursuant to Section 8.8, or (ii) any covenant or agreement of the Seller in this Agreement or any covenant or agreement in this Agreement that is required by its terms to be performed by the Company prior to the Closing; (b) for unpaid Taxes of the Company for any Pre-Closing Tax Period, except to the extent otherwise provided in Section 8.7.2(b) and in any case without duplication of amounts paid to the Buyer pursuant to Section 8.7; (c) with respect to any Transfer Taxes for which the Seller is responsible pursuant to Section 8.7.1; and (d) related to any excess parachute payment (as such term is defined in section 280G(b)(1) of the Code) made by the Company solely as a result of the consummation of the Contemplated Transactions (in each case only to the extent such Losses arise from the amounts paid in respect of the Transaction Bonus Payments and not from any other arrangements entered into by the Company or the Buyer in connection with or following the Closing, including any change by the Buyer or the Company following the Closing in the amounts of such Transaction Bonus Payments).

9.2.2. Except with respect to any claims for indemnification for Seller’s breach of any Seller Fundamental Representation or any representations and warranties in Section 3.7 or pursuant to Section 9.2.1(b), the Seller’s aggregate liability in respect of claims for indemnification pursuant to this Section 9 will not exceed the Indemnity Escrow Amount, it being understood and agreed that the Buyer Indemnified Parties shall have recourse for indemnification under this Section 9 solely and exclusively to, and to the extent of, the Indemnity Escrow Funds in accordance with this Section 9. In no event shall the Seller’s aggregate liability with respect to any breaches of the representations and warranties in Section 3.7, together with any claims pursuant to Section 9.2.1(b) and any payments made pursuant to the first sentence of Section 8.7.2(b), exceed an amount equal to fifty percent (50%) of the Purchase Price. In no event shall the aggregate liability of the Seller for Losses under this Section 9 exceed the cash proceeds actually received by the Seller under this Agreement.

9.2.3. Except with respect to any claims for indemnification for Seller’s breach of any Seller Fundamental Representation or any representations and warranties in Section 3.7 or pursuant to Section 9.2.1(b), the Buyer Indemnified Parties will not be entitled to indemnification under this Section 9 unless and until aggregate Losses for which indemnification would otherwise be available under Section 9.2.1(a)(i) exceed $250,000 (the “Deductible”), at which point indemnification shall be available to the Buyer Indemnified Parties under Section 9.2.1(a)(i) only for those Losses in excess of the Deductible.

The applicable Buyer Indemnified Party will provide the Seller with a prompt, detailed written notice for any claim made in respect of the indemnification provided in this Section 9.2 (including the basis of such claim, the provisions of this Agreement alleged to have been breached and the amount of Losses incurred or suffered with respect thereto), whether or not arising out of a Third Party Claim.

9.3. Indemnity by the Buyer. From and after the Closing, subject to the provisions of this Section 9, the Buyer shall indemnify the Seller and each of its Affiliates, directors, officers and employees and each of the respective successors and assigns of the foregoing (collectively, the “Seller Indemnified Parties”) and hold them harmless from and against any and all Losses suffered or incurred by the Seller Indemnified Parties (a) to the extent arising from any breach of (i) any representation, warranty, covenant or agreement of the Buyer in this Agreement or (ii) any covenant or agreement to be performed by the Company following the Closing, (b) to the extent arising from actions taken by the Buyer or the Company on or after the Closing Date relating to the operations of the Company following the Closing, or (c) with respect to any Transfer Taxes for which the Buyer is responsible pursuant to Section 8.7.1 or any Taxes described in clause (x), (y), or (z) of Section 8.7.2(b). Except with respect to any claims for indemnification for Buyer’s breach of any Buyer Fundamental Representation, Seller Indemnified Parties will not be entitled to indemnification under Section 9.3.1(a)(i) unless and until aggregate Losses for which indemnification would otherwise be available under Section 9.3.1(a)(i) exceed the Deductible, at which point indemnification shall be available to the Buyer Indemnified Parties under Section 9.3.1(a)(i) only for those Losses in excess of the Deductible.

The applicable Seller Indemnified Party or the Seller will provide the Buyer with a prompt, detailed written notice for any claim made in respect of the indemnification provided in this Section 9.3 (including the basis of such claim, the provisions of this Agreement alleged to have been breached and the amount of Losses incurred or suffered with respect thereto), whether or not arising out of a Third Party Claim.

9.4. Calculation of Losses. For purposes of determining the amount of any Losses subject to indemnification under this Section 9, the amount of such Losses will be determined net of (a) any amounts taken into account as liabilities or reserves in the calculation of the Final

Working Capital Amount or any other adjustments to the Purchase Price set forth in Section 2.5, (b) all liabilities or reserves reflected in the Financial Statements, (c) the sum of any amounts recovered or reasonably recoverable under insurance policies, or other amounts recovered or reasonably recoverable from third parties with respect to such Losses (net of any actual out-of-pocket expenses incurred in collecting such amounts) (“Insurance Proceeds”), and (d) any Tax benefit (including a correlative adjustment) reasonably expected to be realized by the Indemnified Party (or any consolidated, combined or unitary group of which the Indemnified Party is also a member, or any direct or indirect partner or member of the Indemnified Party), directly attributable to the incurrence, accrual, or payment of such Losses. In the event that any Insurance Proceeds are received by an Indemnified Party after payment for the related indemnification claim has been made pursuant to this Section 9, then the Indemnified Party shall pay to the Seller or the Buyer, as the case may be, an amount equal to the amount of the reduction in Losses that would have been applied pursuant to the first sentence of this Section 9.4 had such Insurance Proceeds been received at the time such indemnification claim was made. Each Indemnified Party shall use commercially reasonable efforts to seek recovery from third parties who may be responsible, in whole or in part, for Losses suffered by such Indemnified Party and to make claims under insurance policies (including the R&W Policy) providing coverage with respect to Losses suffered by such Indemnified Party. Notwithstanding anything herein to the contrary, no disputed matter that would result in a breach of a representation, warranty, covenant or agreement herein that is subject to indemnification pursuant to this Section 9 shall be raised to support any adjustment to Purchase Price pursuant to the terms of Section 2.5 in a manner that would circumvent the monetary limitations set forth in this Section 9.

9.5. Matters Involving Third Parties.

9.5.1. If any third party notifies any Indemnified Party with respect to any matter that may give rise to a claim for indemnification against any Indemnifying Party under this Section 9 (a “Third Party Claim”), then the Indemnified Party will promptly, and in any event within ten (10) Business Days, notify in writing the Indemnifying Party of such Third Party Claim (such notification, a “Claim Notice”) describing in reasonable detail the basis for such Third Party Claim (including identification of the provisions of this Agreement alleged to have been breached and the amount of Losses incurred or suffered with respect thereto) and enclosing copies of any documents then available to the Indemnified Party relating to such Third Party Claim and thereafter provide the Indemnifying Party such documents and information with respect thereto that the Indemnifying Party may reasonably request; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party will relieve the Indemnifying Party from any indemnification obligation hereunder unless the Indemnifying Party is prejudiced thereby. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, within five (5) Business Days of the Indemnifying Party’s receipt thereof, copies of all notices, demands and other documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. This Section 9.5 shall not apply to the conduct of any Tax Proceedings, which shall be exclusively governed by Section 8.7.5.

9.5.2. The Indemnifying Party will have the right to control the defense of the Third Party Claim with counsel of its choice.

9.5.3. If the Indemnifying Party is conducting the defense of the Third Party Claim, (a) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim (but not of record, and shall not communicate with the Person asserting the Third Party Claim or its Representatives), (b) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, nor take any voluntary action prejudicial to the determination of the Third Party Claim, without the prior written consent of the Indemnifying Party and (c) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless (i) written agreement is obtained releasing the Indemnified Party subject to the Third Party Claim from all liability thereunder, (ii) it involves only the payment of money and the amount of such judgment or settlement does not exceed an amount equal to (A) the balance of the Indemnity Escrow Funds at such time plus (B) any amounts recoverable under the R&W Policy and (iii) the judgment or settlement does not involve any finding or admission of a violation of any Legal Requirement by the Indemnified Party. If the Indemnifying Party is not conducting the defense of the Third Party Claim, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld).

9.5.4. Each party will cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and will furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. In all events the insurer under the R&W Policy and its agents and advisors will be permitted to reasonably cooperate with any party to this Agreement in the defense of any matter which might reasonably constitute a Loss (as defined in the R&W Policy).

9.6. Mitigation. Each Indemnified Party must use its commercially reasonable efforts to mitigate any loss for which such Indemnified Party seeks indemnification under this Agreement.

9.7. Tax Treatment. The Buyer and the Seller will treat any payment received pursuant to Section 2.5.5, Section 8.7, and this Section 9 as an adjustment to the purchase price for Tax and financial reporting purposes.

9.8. Acknowledgement by the Buyer.

9.8.1. The Buyer acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the Contemplated Transactions, the Buyer has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of the Company and the Seller expressly and specifically set forth in Sections 3 and 4 of this Agreement. SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND THE SELLER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER, AS APPLICABLE, TO THE BUYER IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, WHETHER IN WRITING, ORALLY OR OTHERWISE, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY OR THE ACCURACY AND COMPLETENESS OF ANY INFORMATION SUPPLIED RELATING TO THE COMPANY), ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE SELLER AND ARE NOT BEING RELIED UPON BY THE BUYER OR ANY OF ITS REPRESENTATIVES OR AFFILIATES.

9.8.2. The Buyer understands, acknowledges and agrees that, except for claims of intentional fraud based upon, subject to Section 9.8.1, the representations and warranties made by the Company and the Seller, as applicable, the indemnification provided to the Buyer Indemnified Parties pursuant to, and subject to the terms and conditions of, this Section 9 shall be the sole and exclusive monetary remedy of the Buyer Indemnified Parties (or any Person claiming by, through or on behalf of any of them) against the Seller or any of its respective officers, directors, equity holders, agents, representatives or Affiliates or any other Person, whether in law or in equity, with respect to (i) the subject matter of this Agreement, including the negotiation or performance hereof, or the Contemplated Transactions or (ii) any other matter relating to the Company prior to the Closing, the operation of its business prior to the Closing, or any other transaction, circumstance or state of facts involving the Company prior to the Closing and that the Buyer Indemnified Parties (and any Person claiming by, through or on behalf of any of them) shall have no other monetary remedy or recourse with respect to any of the foregoing other than indemnification pursuant to, and subject to the terms and conditions of, Section 9. The Buyer acknowledges and agrees, on behalf of the Buyer Indemnified Parties (and any Person claiming by, through or on behalf of any of them), that none of them may avoid such limitation by (x) seeking relief for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby expressly and irrevocably waived or (y) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) with respect to this Agreement or the Contemplated Transactions. THE BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES (AND ANY PERSON CLAIMING BY, THROUGH OR ON BEHALF OF ANY OF THEM) EXPRESSLY AND IRREVOCABLY WAIVES AND RELEASES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS, ACKNOWLEDGES THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS AND ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

9.9. Manner of Payment. Payment of any indemnification obligations of the Seller pursuant to this Section 9, subject in each case to the limitations in this Section 9, shall first be paid from the Indemnity Escrow Funds, then from the R&W Policy, and to the extent such indemnifiable Losses arise from breaches of a Seller Fundamental Representation, breaches of Section 3.7 or pursuant Section 9.2.1(b), and such Losses exceed the Indemnity Escrow Funds and the R&W Policy Amount, such excess shall be paid by the Seller. Any indemnification payment to be made by the either party pursuant to this Section 9 will be effected by wire transfer of immediately available funds from such party to the account designated by the other party within five (5) Business Days after such Losses have been determined by (a) a final, non-appealable order or judgment of a court of competent jurisdiction or (b) a written, executed agreement between the Buyer and the Seller.

9.10. R&W Policy. The R&W Policy shall provide that the insurer may not seek to or enforce any subrogation rights it might have against the Seller, or any of its Affiliates, as a result of any alleged breach of any representation or warranty or of the Seller’s indemnification obligations under Article IX, other than as a result of any such breach involving intentional fraud by the Seller or any of its Affiliates.

10.	TERMINATION.

10.1. Termination. The parties may not terminate this Agreement other than as follows:

10.1.1. This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Buyer and the Seller.

10.1.2. The Buyer may terminate this Agreement by delivering written notice to the Seller at any time prior to the Closing in the event (a) the Seller or the Company is in material breach of any covenant, representation or warranty contained in this Agreement, (b) the Buyer has notified the Seller of the breach in writing, (c) such breach would result in, or would be reasonably be expected to result in, the failure of any condition set forth in Section 6.1 or 6.2 and (d) such breach is incapable of cure or has continued without cure for a period of fifteen (15) Business Days after delivery of such notice of breach; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1.2 if the Buyer is then in material breach of this Agreement or has otherwise breached this Agreement in a manner that caused or resulted in such Seller or Company breach.

10.1.3. The Seller may terminate this Agreement by delivering written notice to the Buyer at any time prior to the Closing in the event (a) the Buyer is in material breach of any covenant, representation or warranty contained in this Agreement, (b) the Seller has notified the Buyer of the breach in writing, (c) such breach would result in, or would be reasonably be expected to result in, the failure of any condition set forth in Section 7.1 or 7.2 and (d) such breach is incapable of cure or has continued without cure for a period of fifteen (15) Business Days after delivery of such notice of breach; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1.3 if the Seller or the Company is then in material breach of this Agreement or has otherwise breached this Agreement in a manner that caused or resulted in such Buyer breach.

10.1.4. The Buyer, on the one hand, or the Seller, on the other hand, may terminate this Agreement by providing written notice to the other at any time on or after August 31, 2016 (the “Expiration Date”), if the Closing shall not have occurred by the Expiration Date; provided, that (a) the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1.4 if the Company or the Seller is pursuing an action or proceeding seeking an injunction or specific performance with respect to the Buyer’s obligations hereunder and (b) neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.4 if that party’s breach of any provision of this Agreement has caused or resulted in the failure of the Contemplated Transactions to be consummated by the Expiration Date.

10.1.5. Either the Buyer, on the one hand, or the Seller, on the other hand, may terminate this Agreement by delivering written notice to the other if any Governmental Authority issues an order, decree, judgment, ruling or injunction permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions and such order, decree, judgment, ruling or injunction shall have become final and non-appealable; provided, that the Person seeking to terminate pursuant to this Section 10.1.5 (or, in the case where the Seller is seeking to terminate, the Company) has fully complied with its obligations under Section 8.4.

10.1.6. The Seller may terminate this Agreement, with no need to allow any additional cure period, by delivering written notice to the Buyer at any time prior to the Closing in the event that the conditions set forth in Section 6 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), the Seller has confirmed that the Seller and the Company are prepared to consummate the Closing and the Buyer fails to complete the Closing on the date the Closing should have occurred pursuant to Section 2.3 (a “Buyer Failure to Close”).

Notwithstanding anything to the contrary in this Agreement, the Buyer may not terminate this Agreement following any Buyer Failure to Close. The party seeking to terminate this Agreement pursuant to Sections 10.1.2, 10.1.3, 10.1.4, 10.1.5 or 10.1.6 will give written notice of such termination to the other parties.

10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all rights and obligations of the parties hereunder will terminate without any liability of any party or any Affiliate thereof; provided, however, that (a) the rights and obligations of the parties under Section 8.3 (Confidentiality), Section 9.8 (Acknowledgement by the Buyer), this Section 10.2 (Effect of Termination), Section 1 (Definitions) and Section 11 (Miscellaneous), and the

Confidentiality Agreement, will, in each case, survive termination of this Agreement and remain valid and binding obligations of the parties, and (b) nothing herein will relieve any party to this Agreement from liability (i) pursuant to the sections specified in this Section 10.2 that survive such termination, (ii) subject to Section 9.8, for intentional fraud or (iii) for any material breach of any covenant or agreement contained herein occurring prior to such termination.

11.	MISCELLANEOUS.

11.1. Notices. All notices, requests, demands, claims and other communications required or permitted hereunder will be in writing and will be sent by personal delivery, nationally recognized overnight courier or facsimile or, provided that one of the foregoing methods of delivery is also used, by e-mail (as a PDF). Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) upon personal delivery, (b) one (1) Business Day following the date sent when sent by courier delivery or (c) upon confirmation of receipt when sent by facsimile or e-mail (as a PDF), addressed as follows:

If to the Seller or, prior to the Closing, the Company, to:

c/o Pfingsten Partners, L.L.C.

300 N. LaSalle Street, Suite 5400

Chicago, Illinois 60654

Facsimile number: (312) 222-8708

Email: junderwood@pfingsten.com

Attention: John Underwood

with a copy (which will not constitute notice) to:

Ropes & Gray LLP

191 N. Wacker Drive, 32nd Floor

Chicago, IL 60606

Telephone number: (312) 845-1200

Facsimile number: (312) 845-5505

Email: neill.jakobe@ropesgray.com;

           timothy.castelli@ropesgray.com

Attention: Neill Jakobe; Timothy Castelli

If to the Buyer, or, after the Closing, to the Company, to:

IES Holdings, Inc.

1 Sound Shore Drive, Suite 304

Greenwich, CT 06830

Telephone number:

Email: gail.makode@ies-co.com

Attention: Gail Makode, Esq., Senior Vice

President & General Counsel

with a copy (which will not constitute notice) to:

Dinsmore & Shohl LLP

255 East Fifth Street, Suite 1900

Cincinnati, OH 45202

Telephone number: (513) 977-8200

Email: Michael.Dailey@Dinsmore.com

Attention: Michael Dailey, Esq

Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other parties notice in the manner herein set forth.

11.2. Expenses of Transaction. Whether or not the Contemplated Transactions are consummated, except as otherwise specifically provided for in this Agreement, each of the parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation and execution and performance of this Agreement and the Escrow Agreement and the consummation of the Contemplated Transactions.

11.3. Entire Agreement. The agreement of the parties that is comprised of this Agreement (including all Schedules and Exhibits hereto) and the Escrow Agreement sets forth the entire agreement and understanding between the parties and their respective Affiliates with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications (other than the Confidentiality Agreement), whether oral or written, relating to the subject matter of this Agreement or the Escrow Agreement.

11.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the Contemplated Transactions are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Seller and the Buyer will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the Contemplated Transactions are fulfilled in accordance with the terms hereof to the greatest extent possible.

11.5. Amendment. This Agreement may be amended or modified, but only by an instrument in writing executed by each of the Buyer and the Seller.

11.6. Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of the parties hereto, and except as provided in Sections 8.6, 9, 11.15 and 11.17, nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation.

11.7. Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and permissible assigns of the parties hereto. This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of law or otherwise) without the prior written agreement of the Buyer and the Seller, provided that, after the Closing, the Seller may assign this Agreement to any of its beneficial owners or successors by operation of law. Any purported assignment in breach of this Section 11.7 shall be null and void.

11.8. Governing Law. This Agreement, and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof or the Contemplated Transactions will be governed by, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.9. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, hereby irrevocably (a) submits, subject to Section 2.5, to the exclusive jurisdiction of the Delaware Court of Chancery (or if, but only if the Delaware Court of Chancery declines to accept jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) for the purpose of any and all Actions arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof or the Contemplated Transactions, (b) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of improper venue or forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof may not be enforced in or by such court, (c) agrees not to commence any such Action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts (subject in each case to clause (a) of this sentence) whether on the grounds of inconvenient forum or otherwise, (d) consents to service of process in any such Action in any manner permitted by the laws of the State of Delaware, (e) agrees that service of process made in accordance with clause (d) or made pursuant to Section 11.1 will constitute good and valid service of process in any such Action, and (f) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (d) or clause (e) does not constitute good and valid service of process. Notwithstanding the immediately preceding sentence, a party may commence an Action in any other court to enforce an order or judgment issued by one of the courts described in the immediately preceding sentence.

11.10. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION DESCRIBED IN SECTION 11.9. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.11. Reliance. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 11.9 and 11.10 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 11.9 or 11.10 above would constitute a material breach of this Agreement.

11.12. Specific Enforcement. Each of the parties acknowledges and agrees that the other parties would be damaged immediately, extensively and irreparably and no adequate remedy at law would exist in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, in addition to, and not in limitation of, any other remedy available to any party, the parties agree that, without posting bond or similar undertaking, each of the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof. Subject to Section 9 hereof and the limitations set forth therein, such remedies, and any and all other remedies provided for in this Agreement, will, however, be cumulative in nature and not exclusive and will be in addition to any other remedies to which such party may be entitled. Each of the parties hereby acknowledges and agrees that injunctive relief and/or specific performance will not cause an undue hardship to any party. Each party further agrees that, in the event of any action for injunctive relief or for specific performance in respect of any breach or violation, or threatened breach or violation, of this Agreement, it shall not assert the defense that a remedy at law would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on any other grounds.

11.13. No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective.

11.14. Negotiation of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.15. Representation of the Seller and its Affiliates. The Buyer agrees, on its own behalf and on behalf of the Buyer Indemnified Parties, that, following the Closing, Ropes & Gray LLP may serve as counsel to the Seller and its Affiliates in connection with any matters related to this Agreement or the Contemplated Transactions, including any litigation, claim or obligation arising in whole in part out of, relating to, based upon or in connection with this Agreement or the Contemplated Transactions, notwithstanding any representation by Ropes & Gray LLP of the Company prior to the Closing Date. The Buyer and the Company hereby (i) waive any claim they have or may have that Ropes & Gray LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that a dispute arises after the Closing between the Buyer, any Buyer Indemnified Party or the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, Ropes & Gray LLP may represent the Seller and/or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to the Buyer, any Buyer Indemnified Party or the Company and even though Ropes & Gray LLP may have represented the Company in a matter substantially related to such dispute. The Buyer and the Company also further agree that, as to all communications among Ropes & Gray LLP and the Company, the Seller or its Affiliates and their respective Representatives, that relate in any way to this Agreement, the negotiation thereof, or the Contemplated Transactions, the attorney-client privilege and the expectation of client confidence belongs to the Seller and shall be controlled by the Seller and shall not pass to or be claimed by the Buyer, any Buyer Indemnified Party or the Company. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between the Buyer, any Buyer Indemnified Party or the Company, on the one hand, and a third party other than a party to this Agreement (or an Affiliate thereof), on the other hand, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Ropes & Gray LLP to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of the Seller. The Buyer acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 11.15.

11.16. Disclosure Schedules. The inclusion of any information in the Disclosure Schedules will not be deemed an admission or acknowledgment that such information is required to be listed in the Disclosure Schedules or that such items are material. The Disclosure Schedules are arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular covenant, agreement, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, agreements, representations and warranties to the extent that the relevance of such item to such other covenants, agreements, representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate cross-reference thereto.

11.17. No Recourse Against Third Parties.

11.17.1. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided however, that the following Persons are expressly intended as third party beneficiaries with respect to the following specified sections of this Agreement and will have the right to enforce such specified sections against the parties to this Agreement: with respect to Section 8.6, the Persons who are the beneficiaries of the rights under such Section; with respect to Section 9, the Persons who are the beneficiaries of the indemnification under such Section; with respect to Section 11.15, Ropes & Gray LLP; and with respect to Section 11.17.2, the Nonparty Affiliates.

11.17.2. Notwithstanding any other provision of this Agreement, no claim (whether at law or in equity, whether in contract, tort, statute or otherwise) may be asserted by the Buyer, any Affiliate of the Buyer, or any Person claiming by, through or for the benefit of any of them, against any Person who is not party to this Agreement, including any equityholders, partners, members, controlling persons, directors, officers, employees, incorporators, managers, agents, Representatives, or Affiliates of the Company, the Seller or the heirs, executors, administrators, successors or assigns of any of the foregoing (or any Affiliate of any of the foregoing) (each a “Nonparty Affiliate” and, collectively, the “Nonparty Affiliates”) with respect to any matters arising under or relating to the Business, the Company (including with respect to the operation of its business prior to the Closing or any other transaction, circumstance or state of facts involving the Company prior to the Closing), this Agreement or the Contemplated Transactions or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by or on behalf of the Company or any Nonparty Affiliate concerning the Business, the Company (including with respect to the operation of its business prior to the Closing or any other transaction, circumstance or state of facts involving the Company prior to the Closing), this Agreement or the Contemplated Transactions.

11.18. Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.

11.19. Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or PDF signature by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

11.20. Guarantee.

11.20.1. To induce the Seller to enter into this Agreement, the Guarantor, intending to be legally bound, absolutely, unconditionally and irrevocably guarantees to the Seller the full and timely performance of the Buyer’s obligation to (a) consummate the Closing, including the cash payment obligations of the Buyer required by Section 2.4.1 and Section 2.5.5 of this Agreement and (b) satisfy any cash payment obligations required by Section 10.2(b) (collectively, the “Guaranteed Obligations”).

11.20.2. The Guarantor guarantees that the Guaranteed Obligations will be satisfied strictly in accordance with the terms of this Agreement. The liabilities and obligations of the Guarantor under or in respect of this Section 11.20 are primary, not secondary, and independent of any liabilities or obligations of the Buyer under or in respect of this Agreement, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce its obligations under this Section 11.20, irrespective of whether any action is brought against the Buyer or whether the Buyer is joined in any such action or actions.

11.20.3. The Guarantor hereby waives (a) notice of acceptance of this guarantee, (b) presentment and demand concerning the liabilities of the Guarantor and (c) all other notices and demands of any kind (other than notices to the Buyer, with a copy to its counsel, pursuant to Section 11.1 this Agreement). The guarantee set forth in this Section 11.20 constitutes a guarantee of payment and performance and not of collection. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that this Section 11.20, specifically including the waivers set forth in this Section 11.20 are knowingly made in contemplation of such benefits.

11.20.4. The Guarantor agrees that the Seller may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with the Buyer for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Section 11.20 or affecting the validity or enforceability of this Section 11.20. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay on the part of the Seller to assert any claim or demand or to enforce any right or remedy against the Buyer or the Guarantor; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement; (c) any change in the legal existence, structure or ownership of the Buyer or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (d) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against the Buyer or any other Person now or hereafter liable with respect to the Guaranteed Obligations; (e) the adequacy or potential adequacy of any alternative means the Seller may have of obtaining payment related to the Guaranteed Obligations; or (f) the existence of any claim, set-off or other right the Guarantor may have against the Seller, the Buyer or any of their Affiliates, whether in connection with the Guaranteed Obligations or otherwise.

11.20.5. The Guarantor hereby unconditionally waives any rights that it may now have or hereafter acquire against the Buyer that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Seller against the Buyer, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Buyer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights in each case unless and until the Guaranteed Obligations shall have been indefeasibly paid in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full of the Guaranteed Obligations, such amount shall be received and held in trust for the benefit of the Seller, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Seller in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to payment of the Guaranteed Obligations until they are paid in full.

11.20.6. The Guarantor hereby represents and warrants to the Seller as follows:

(a) The Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) The Guarantor has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Guarantor has taken all corporate actions or proceedings required to be taken by or on the part of the Guarantor to authorize and permit the execution and delivery by the Guarantor of this Agreement and the performance by the Guarantor of its obligations hereunder. This Agreement has been duly executed and delivered by the Guarantor, and assuming the due authorization, execution and delivery by the Seller and the Company hereto, constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

(c) Neither the execution and delivery by the Guarantor of this Agreement nor the performance of its obligations hereunder will (i) require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority or (ii) result in a breach, violation or termination of, or acceleration of obligations under, or default under, or require the consent of any third party under, any material Contract to which the Guarantor is party or Governmental Order to which the Guarantor is subject.

(d) The Guarantor has, and at Closing will have, the financial ability to pay and perform the Guaranteed Obligations.

[The remainder of this page is intentionally blank. Signatures follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their respective duly authorized officers as of the day and year first written above.

Signature Page to Stock Purchase Agreement

THE BUYER:	IES INFRASTRUCTURE SOLUTIONS, LLC By: /s/ Michael Rice Title: President

THE COMPANY:	TECHNIBUS, INC. By: /s/ Robert Gladden Title: President and CEO

THE SELLER:	TECHNIBUS, LLC By: /s/ John Underwood Title: Vice President and Secretary

Solely for purposes of Section 11.20 hereof:

THE GUARANTOR:	IES HOLDINGS, INC. By: /s/ Robert W. Lewey Title: President